As filed with the Securities and Exchange Commission on October 17, 2001. Registration No. 333-

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                            ------------------------

                             PANAMA INDUSTRIES, LTD.
                 (Name of Small Business Issuer in its Charter)

            Delaware                        3574                  11-3460949
(State or other jurisdiction of (Primary Standard Industrial (I.R.S. Employer incorporation or organization) Classification Code Number) Identification No.)

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                Andrew B. Mazzone
                                    President
                                68A Lamar Street
                          West Babylon, New York 11704
                                 (631) 643-1800
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                          Copies of communications to:
                             Michael S. Krome, P.C.
                                  8 Teak Court
                           Lake Grove, New York 11755
                          Telephone No.: (631) 737-8381
                          Facsimile No.: (631) 737-8382

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. |X|

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         Calculation of Registration Fee
================================================================================

                              Proposed         Proposed             Amount
Title             Amount      Maximum          Maximum              of
of Securities     to be       Offering Price   Aggregate            Registration
To be Registered  Registered  Per Share (1)    Offering Price (1)   Fee
----------------  ----------  ---------------  ------------------   ------------
Common Stock,      1,360,000      $2.00           $2,720,000          $718.08
Par value $.0001
Per share


(1) Estimated pursuant to Rule 457 under the Securities Act of 1933 solely for the purpose of computing the amount of the registration fee.

(2) Includes 810,000 shares of common stock and 550,000 shares of common stock issuable upon conversion of certain common stock purchase options.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

The information in this prospectus is not complete and may be changed. The selling stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


       Preliminary Prospectus Subject to Completion dated October 16, 2001

                             Panama Industries, Ltd.

                        1,360,000 shares of common stock
                        --------------------------------

         o This is an offering of 1,360,000 shares of our common stock by stockholders of Panama Industries, Ltd.

         o The selling stockholders will receive all of the proceeds from the sale of ,000 of their shares, less any commissions or discounts paid to brokers or other agents. We will not receive any of the proceeds from the sale of these shares. We may, however, receive up to $875,100 in proceeds from the exercise by certain selling stockholders of options to purchase up to an aggregate of 550,000 shares of our common stock. The resale of the common stock underlying these options is included in the registration statement of which this prospectus forms a part.

         o The selling stockholders may offer the shares from time to time through public or private transactions, at prevailing market prices, or at privately negotiated prices.

MARKET FOR THE SHARES

No market currently exists for our shares. The offering price may not reflect the market price of our shares after the offering.

The securities offered in this prospectus involve a high degree of risk. You should carefully consider the factors described under the heading "Risk Factors" beginning on page 5.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                    ----------------------------------------

                                TABLE OF CONTENTS
                                                                            Page
                                                                            ----

Summary....................................................................    2
The Offering...............................................................    4
Summary Financial..........................................................    4
Risk Factors...............................................................    5
Use of Proceeds............................................................    8
Determination of Offering Price............................................    8
Management's Discussion and Analysis or Plan of Operation..................    8
Business...................................................................   11
Management.................................................................   19
Certain Relationships and Related Transactions.............................   21
Principal Stockholders.....................................................   21
Offering by Selling Securityholders........................................   21
Description of Securities..................................................   23
Plan of Distribution.......................................................   24
Legal Proceedings..........................................................   25
Delaware Business Combination Provisions...................................   25
Indemnification of Directors and Officers..................................   26
Where You Can Find More Information........................................   27
Transfer Agent.............................................................   27
Interest of Named Experts and Counsel......................................   27
Legal Matters..............................................................   28
Experts....................................................................   28



PROSPECTUS SUMMARY

This prospectus summary highlights selected information contained elsewhere in this prospectus. You should read the following summary together with the more detailed information regarding our company and the shares of common stock being sold in this offering, which information appears elsewhere in this prospectus.


ABOUT OUR COMPANY

         Panama Industries, Ltd. formerly a subsidiary of Thermaltec International Corp. (now known as TTI Holdings of America Corp.) was incorporated in Delaware on March 2, 1998. It is engaged in the thermal spray coating industry and to date its primary business objective has been to establish and support thermal spray coating shops throughout Latin America.

         Thermal spraying is a technology used by Panama Industries, Ltd. to coat a substrate (surface) with various materials such as metals, alloys, carbides, ceramics, and some plastics. The coating material utilized depends upon the requirements of each specific application.

         The coatings utilized by Panama Industries, Ltd. are produced from materials in the form of either wire or powder. The material is melted in a flame or heat source, and projected onto a substrate by a mixture of air flammable gases to form the coating. The air, flammable gases and coating are brought together in a flame in the nozzle of the gun where the coating is melted and sprayed forward onto the surface to be coated. The gases and molten coating are cooled by the surface and the coating adheres to the surface.

         Thermal spray coating technology can be utilized in any situation in which metal surfaces are worn from use or exposed to erosion or corrosion. A few of the most common applications include the rebuilding of mechanical parts, the protection of pipes (inside and outside) from corrosion, and the repair of crankshafts, turbine blades and pumps.

         Thermal spraying is a generic term used to describe a number of different technologies. Each sub-technology shares a common element in that molten or semi-molten metal particles are propelled onto a substrate where they adhere to form a coating. Each sub-technology involves tradeoffs among coating quality, deposition rates, and cost. Each of the thermal spray technologies is discussed in greater detail below.

         Thermal spray technology is a subset of materials science and surface coating engineering. Using thermal spray, technicians can apply a thick or thin metal or ceramic coating on top of a metal substrate. The coating is bonded strongly to the substrate, because the process projects molten particles onto the targeted surface at high -- sometimes hypersonic -- velocities. The coatings are thus applied with a combination of thermal and kinetic energies.

         Since it is usually only the exposed surface of parts that are subjected to stresses such as wear, erosion, or corrosion, it is possible using this technology to economically protect such surfaces. The required protection can be provided with thin coatings, using relatively little material. As a result, high performance coatings and even exotic materials can be utilized at limited cost.

         In June, 2001, TTI Holdings of America Corp. announced that the operations of the thermal spraying business, formerly consolidated into its subsidiary, PANAMA INDUSTRIES, LTD., was being distributed to its shareholders in the form of a stock dividend, payable on July 2, 2001. Accordingly, TTI Holdings of America Corp. no longer solely owns these operations, but has a minority shareholding.


How our company is organized
We were incorporated in the State of Delaware on March 2, 1998.

Where you can find us

We are located at 68A Lamar Street,  Babylon,  New York. Our telephone number is
(631) 643-1800.



The Offering


Shares offered by the Selling Shareholders:                   1,360,000 shares

Shares Outstanding as of September 24, 2001:                  1,763,473 shares

Shares Outstanding after offering assuming
Exercise of All Outstanding Options:                          3,123,473 shares

Use of Proceeds - Panama Industries, Ltd. will not receive any proceeds from the sale of the shares by the Selling Shareholders. However, Panama Industries, Ltd. may receive up to $875,100 from exercise of the Options, which will be used for working capital.

Our Trading Symbol - The Common Stock of Panama Industries, Ltd. currently has no trading symbol.

                          Summary Financial Information

                                                      6/30/2000      6/30/2001
                                                     ----------     ----------
Balance Sheet Data:
Total Assets                                         $1,317,395     $  914,123
Total Liabilities                                       835,192      2,648,380
Total Stockholders' Equity                             (502,203)    (1,723,257)

Statement of Operations:
Revenues                                                211,051        447,184
Expenses                                                209,051        245,561
Income (Loss) from Operations                          (851,072)      (375,543)
Net Income (Loss)                                      (860,156)      (359,010)
Income (Loss) Per Share                                    (.29)         (0.22)
Shares Used In Computing Net Income (Loss)            3,017,551      1,763,473
  Per Share

                                  RISK FACTORS

         An investment in our common stock is highly speculative and involves a high degree of risk. Therefore, you should consider all of the risk factors discussed below, as well as the other information contained in this document. You should not invest in our common stock unless you can afford to lose your entire investment and you are not dependent on the funds you are investing.

Risk factors related to Panama Industries, Ltd.'s operations.

We may continue to lose money, and if we do not achieve profitability, we may not be able to continue our business.
         Through August 31, 2001, we have generated very little revenue from operations, have incurred substantial expenses and have sustained losses.
         In addition, we expect to continue to incur significant operating expenses. As a result, we will need to generate significant revenues to achieve profitability, which may not occur. We expect our operating expenses to increase significantly as a result of our planned expansion. Even if we do achieve profitability, we may be unable to sustain or increase profitability on a quarterly or annual basis in the future.
         We expect to have quarter-to-quarter fluctuations in revenues, expenses, losses and cash flow, some of which could be significant. Results of operations will depend upon numerous factors, some of which are beyond our control, including regulatory actions, market acceptance of our products and services, new product and service introductions, and competition.

We are dependent on our key personnel and if we lose those personnel, our business would fail.
         Our future success depends, in significant part, upon the continued service of our senior management. The loss of any of these individuals, particularly in the early stages of our operations, would hurt our business. We do not maintain key man life insurance covering any of our personnel. Our future success also depends on our continuing ability to attract and retain highly qualified personnel. Competition for such personnel is intense, and we may experience difficulties in attracting the required number of such individuals. If we are unable to hire and retain personnel in key positions, our business would fail.

Our competitors may be able to use their financial strength to dominate the market, which may affect our ability to generate revenues.
         Most of our competitors are much larger companies than us, are very well capitalized and can tap their strong market values for further growth which may impede our ability to generate enough sales to cover the costs of marketing the products.

We will need additional capital to finance our business plan and such financing may be unavailable or too costly.

         Our ability to research and develop the core technologies we are planning to utilize is dependant on our ability to secure financing and allocate sufficient funds required to support our marketing activity. Additional financing may not be available on favorable terms or even at all. If we raise additional funds by selling stock, the percentage ownership of our then current stockholders will be reduced. If we cannot raise adequate funds to satisfy our capital requirements, we may have to limit our operations significantly. Our ability to raise additional funds may diminish if the public equity markets become less supportive of the industry.

Risks Related to Offering

Management beneficially owns 26.0% of our common stock and their interest could conflict with yours.
         Our Chairman and President, Andrew B. Mazzone beneficially owns approximately 26.0% of our outstanding common stock. As a result, Mr. Mazzone may be able to substantially influence all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may also have the effect of delaying or preventing a change in control, which may be to the benefit of the directors and executive officers but not in the interest of the shareholders.

Options may never be exercised, in which case, we will be unable to raise additional funds through exercise of options.
         No one is likely to exercise their Options unless a market develops for our Common Stock in excess of the exercise prices of the Options. The exercise price for the options ranges from $0.75 to $2.75. To date, there is no market for the Common Stock or Options. In the event Options are not exercised, we will not receive the additional proceeds of up to $875,100 from exercise of those Options.

Future sales of common stock by our existing stockholders could adversely affect our stock price.
         As of the date of the filing, Panama Industries, Ltd. has 1,763,473 outstanding shares of Common Stock and 810,000 issued pursuant to this registration statement and 550,000 shares of Common Stock issuable upon exercise of the Options for a total outstanding after the offering of 3,123,473. Out of the 3,123,473 shares outstanding 1,360,000 are being registered with this offering. The remaining 1,763,473 shares of common stocks, which are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. Sales of substantial amounts of Common Stock in the public market, or the perception that such sales will occur, could have a material negative effect on the market price of our Common Stock. This problem would be exacerbated if we issue Common Stock in exchange for equipment and services.

Directors have limited liability and therefore cannot be held liable for monetary damages.
         Under our Certificate of Incorporation, the directors cannot be held liable to Panama Industries, Ltd. or to the stockholders for monetary damages for breach of fiduciary duties except under certain limited circumstances.

We may not be able to obtain a trading market for your shares.
         Trading in our Common Stock, if any, is intended to be conducted on the OTC Bulletin Board or the NASDAQ SmallCap Market, after we obtain a listing, if ever. Because we may not be able to obtain or maintain a listing on the NASDAQ SmallCap or the OTC Bulletin Board, your shares may be difficult or impossible to sell. However, if we are unable to qualify for this listing, or if we will become unable to maintain our listing on the OTC Bulletin Board, we believe that our stock will trade on over-the-counter market in the so-called "pink sheets". Consequently, selling your Common Stock would be more difficult because only smaller quantities of stock could be bought and sold, transactions could be delayed, and security analysts' and news media's coverage of Panama Industries, Ltd may be reduced. These factors could result in lower prices and larger spreads in the bid and ask prices for our stock.

We may be unable to sell stock in some states due to blue sky regulations, which may limit your ability to sell shares after it begins trading.
         In order for our Common Stock to be resold, it must be registered with the individual states. Thus stock registrations in various states may not be approved. If a registration is not approved, it will be more difficult for you to sell your stock.

Broker-dealers may be unable to sell our stock.
         If our Common Stock is not listed on the NASDAQ OTC BB and/or any stock exchange, it may become subject to rules that impose sales practice requirements on broker-dealers. Consequently, the rule may affect the ability of broker-dealers to sell your stock.

We require additional funds to achieve our current business strategy, which we may not be able to obtain.
         We need to raise additional funds through public or private debt or sale of equity to develop and operate our business. Such financing may not be available when needed. Even if such financing is available, it may be on terms that are materially adverse to our shareholder's interests with respect to dilution of book value, dividend preferences, liquidation preferences, or other terms. If we are unable to obtain financing on reasonable terms, we could be forced to delay, scale back or eliminate product and service development programs. In addition, such inability to obtain financing on reasonable terms could have a material adverse effect on our business, operating results, or financial condition to such extent that we are forced to restructure, file for bankruptcy, sell assets or cease operations, any of which could put your investment dollars at significant risk.

         This Prospectus contains forward-looking statements, which involve risks and uncertainties. Such forward-looking statements include, but are not limited to, statements regarding future events and our plans and expectations. Panama Industries, Ltd.'s actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors, including those set forth in the following risk factors and elsewhere in this Prospectus. In addition to the other information in this Prospectus, the following risk factors should be considered carefully in evaluating Panama Industries, Ltd. and our business before purchasing the Common Stock offered by this Prospectus.

USE OF PROCEEDS

         Panama Industries, Ltd. will not receive any of the proceeds from the sale of shares by the Selling Shareholders. However, we may receive up to $875,100 only if the options are exercised at an exercise price from $0.57 to $2.75 per option. There is no assurance that the options will be exercised and that any proceeds may be received from these options.

         Should we succeed in raising funds through the exercise of Options, we plan to use the funds for working capital and for reduction of debt of the company


DETERMINATION OF OFFERING PRICE

         The price of the shares we are offering was arbitrarily determined. The offering price bears no relationship whatsoever to our assets, earnings, book value or other criteria of value.

         Number of Holders - As of September 30, 2001, there were approximately 652 record holders of common stock and/or options.


DIVIDENDS

         We have never paid a cash dividend on our common stock. It is our present policy to retain earnings, if any, to finance the development and growth of our business. Accordingly, we do not anticipate that cash dividends will be paid until our earnings and financial condition justify such dividends, and there can be no assurance that we can achieve such earnings.


            MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

         Inasmuch as the business of Panama Industries is derived from the operations of its former parent, TTI Holdings of America Corp, the description used by its parent most closely fits.

Government Regulations:

         The Company, both in Latin America and in the U.S., is subject to Workers' Compensation and Safety Laws. Panama Industries, Ltd. Believes it has all necessary licenses from all governmental agencies to conduct business in both the US and Costa Rica. It has not had any warnings or citations for any violations. To the best of its knowledge, the Company complies with all emissions regulations and waste removal regulations. The Company believes its only exposure would be in the area of Workers' Compensation claims for which it is insured.

         New York State approval pertains to the bridge coating business. We are an approved vendor by NYS Department of Transportation and if we receive a coating contract, that contract is monitored daily by NYS inspectors. In Costa Rica, all our work is by purchase order and is subject to periodic plant inspections by government safety and emission inspectors. The Company has received no notice of violation or citations from such inspections.

         New York State Thruway Authority has approved and is currently using thermal spray coatings as an acceptable method of corrosion protection of bridge structural steel. Panama Industries Ltd. is an approved applicator for New York State Thruway Authority Bridge Metallizing Projects.

         As part of its specifications for thermal spraying New York State has adopted specifications established by the Society of Protective Coatings (SSPC) and The American Society for Testing and Materials (ASTM).


Results of Operations:

Year Ending September 30, 2000 vs. September 30, 1999

         For the year ended September 30, 2000, Panama Industries, Ltd. had $ 301,000 of consolidated sales, an decrease of 26% from the prior year, as the inclusion of $ 141,000 of sales from High Velocity Technology, Inc. ("HVT") for the four months of operations was more than offset by the decline in corrosion protection sales in the United States of $ 161,000. Gross margins were 5%, a decline from the 23% in the prior year, primarily reflecting $ 50,000 of cost overruns and rework at Thermaltec de Costa Rica (TCR). The Company expects that gross margins will improve significantly as improved efficiencies at TCR take effect and as the higher-margin revenues of HVT assume a greater share of total Company revenues. Selling, general and administrative expenses were $1,246,000, $ 195,000 more than the prior year; $ 410,000 was the result of shares issued for services during the period. Of the total expenses, $194,000 were required to bring the unsuccessful Camanco Communication merger process, begun in 1999, to a conclusion. In addition, the Company incurred $60,000 in pursuing other mergers. During the prior year, expenses included approximately $ 450,000 of administrative and legal costs associated with the planned merger with Camanco Communications. Expenses other than merger costs were $ 987,000 during the year, an increase of $ 386,000 from the year ago period, as the Company incurred $ 277,000 of costs in technical training and expansion for its Costa Rican subsidiary and approximately $44,000 in costs for registration and filing of Form 10-SB, which was not done. No shares were issued to principals of the registrant for services in connection with the Camanco merger.

         As stated above, the Company incurred approximately $60 thousand of administrative and legal expenses during the year ending September 30, 2000 in pursuing merger discussions and "due diligence" investigation of four acquisition candidates, specifically High Velocity Technologies, Edge Management Inc., 1(x) Partners, Ltd. and Viaplex Communications. The acquisition of High Velocity was consummated on May 19, 2000 by the exchange of 250 thousand shares of Thermaltec common stock and $100 thousand in cash for all of the assets of High Velocity. During the year ended September 30, 2000, the Company chose to withdraw from further negotiations with Edge Management Inc. and with Viaplex Communications upon completion of the respective due diligence processes. On December 14, 2000 the Company also chose to withdraw from further negotiations with 1(x) Partners.

For the Year Ending September 30, 1999 vs. September 30, 1998

         During 1999, sales rose by 48 % to $ 409,000, primarily due to the completion of a $161,000 contract for the anti-corrosion coating of a bridge for the New York State Department of Transportation. In addition, the Company was awarded the second phase of research for the New York State Energy Research & Development Authority. The total amount awarded was $ 89,000, of which $ 21,000 was billed during the fiscal year. These sales more than offset a decline in business activity in the Costa Rica market where heavy rains and widespread flooding adversely affected industrial operations. Gross profit margins were reduced from 44% to 23%, reflecting the shift in sales mix from high-margin industrial repairs to the highly competitive anti-corrosion coating business and to the lower margin NYSERDA business. General and Administrative expenses rose by 101%, due to the issuance of Company shares for services. The need for these services arose from the substantial work needed to pursue the merger with Camanco Communications, a New Jersey-based company. On December 11, 1998 the two companies announced their shared intention to merge operations. On December 13, 1999 and after extensive efforts by the Company, Camanco announced that it was withdrawing from the merger. During 1999, the Company incurred approximately $450 000 of expenses for legal, financial and marketing services that were a direct consequence of the merger effort. The Company paid for $411,000 of these expenses with Company shares.

Liquidity and Financial Resources

         As shown in the financial statements, the Company incurred an approximate net loss of $1,200,000 during the year ended September 30, 2000, and has incurred substantial net losses for each of the past two years. At September 30, 2000, current liabilities exceed current assets by $1,974,049; at the same time, total assets exceeded total liabilities by $367,000. These factors raise substantial doubt about the Company's ability to continue as a going concern. It is the intention of the Company's management to improve profitability by significantly reducing operating expenses and to raise additional investment capital to provide for continued operating funds. The ultimate success of these measures is not reasonably determinable at this time.

         The Company has limited the amount of the debt it has raised to cover only the acquisition of assets with reliably predictable benefits, such as production machinery. The Company is of the opinion that the financing necessary to fund technical and market development is more appropriately obtained through the sale of equity. Debt outstanding as of September 30, 2000 consists primarily of $16,000 of a bank note and $ 49,000 in equipment financing, as well as $107,000 of debt assumed as a result of the acquisition of High Velocity. Since inception, the Company has raised $2.6 million through the sale of common stock other than stock issued in exchange for services.

         The Company's payment terms for its receivables are thirty calendar days after invoicing. At September 30, 2000, there were $32,000 due from NYSERDA, representing retainage under the terms of the original contracts for Phase I and for Phase II. Upon completion of the project, the remaining balance will be paid by NYSERDA. At September 30, 1999, there were $ 90 thousand due from National Thermal Spay; these were collected in March 2000.


Inflation

         The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for machinery, equipment and leasehold improvements and for costs and expenses reflect historical cost and do not necessarily represent replacement cost. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Forward-looking Information

         Certain statements in this document are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. The words "expect" "anticipate" and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this document that may affect the accuracy of any forward-looking statement.


BUSINESS

         Thermal spraying is a technology used by Panama Industries, Ltd. to coat a substrate (surface) with various materials such as metals, alloys, carbides, ceramics, and some plastics. The coating material utilized depends upon the requirements of each specific application.

         The coatings utilized by Panama Industries, Ltd. are produced from materials in the form of either wire or powder. The material is melted in a flame or heat source, and projected onto a substrate by a mixture of air flammable gases to form the coating. The air, flammable gases and coating are brought together in a flame in the nozzle of the gun where the coating is melted and sprayed forward onto the surface to be coated. The gases and molten coating are cooled by the surface and the coating adheres to the surface.

         Thermal spray coating technology can be utilized in any situation in which metal surfaces are worn from use or exposed to erosion or corrosion. A few of the most common applications include the rebuilding of mechanical parts, the protection of pipes (inside and outside) from corrosion, and the repair of crankshafts, turbine blades and pumps.

         Thermal spraying is a generic term used to describe a number of different technologies. Each sub-technology shares a common element in that molten or semi-molten metal particles are propelled onto a substrate where they adhere to form a coating. Each sub-technology involves trade-offs among coating quality, deposition rates, and cost. Each of the thermal spray technologies is discussed in greater detail below.

         Thermal spray technology is a subset of materials science and surface coating engineering. Using thermal spray, technicians can apply a thick or thin metal or ceramic coating on top of a metal substrate. The coating is bonded strongly to the substrate, because the process projects molten particles onto the targeted surface at high, sometimes hypersonic, velocities. The coatings are thus applied with a combination of thermal and kinetic energies.

         Since it is usually only the exposed surface of parts that are subjected to stresses such as wear, erosion, or corrosion, it is possible using this technology to economically protect such surfaces. The required protection can be provided with thin coatings, using relatively little material. As a result, high performance coatings and even exotic materials can be utilized at limited cost.

         The Company develops its business primarily by training a sales force of mechanical or metallurgical engineers, and having them call on leading industrial companies in the markets where its thermal spray shops are located. At the present time, Costa Rica is the company's main prototype installation; New York is a smaller prototype. In Costa Rica, Panama Industries, Ltd. does business with over 300 customers. A typical method of operation would have an engineer call on a customer who uses industrial machinery. Industrial equipment is subject to wear. Panama Industries, Ltd.'s engineers would assess the wear problem, and recommend a thermal spray solution. If needed, the worn part would be taken out of service, and shipped to the thermal spray shop. A coating designed to solve the problem would be applied, and then the part would be ground or machined to original specification and returned to the customer. Often a 24-hour turnaround can be achieved. The Company maintains a full complement of coating devices and metalworking finishing equipment.

         The use of this  service has value to third world  industries  because:
(1) the repair is generally cheaper than the cost of a new part, and the turnaround of the refurbished part is much quicker than reordering a new one.
(2) Downtime of the customers' equipment is minimized. (3) The inventory of customers' spare replacement parts can be minimized by the accessibility to the thermal spray process. Pricing usually targets at 40% to 50% the cost of buying a new part. Prices above and below that target are influenced by need for quick turnaround.

         The company operates in three locations. The New York location has a full complement of spray equipment, but very little machining and finishing equipment. Thus a full demonstration in the New York location of the complete thermal spray process is not as effective as in Costa Rica. In Costa Rica, a true prototype demonstrating all facets of the process from spraying and machine finishing is in place. Also, there are more trained personnel from sales, engineering and administrative all of whom are Costa Rican citizens. Thus, the Costa Rican "prototype" is a better analog of what to expect in all phases of thermal spraying than is the New York location. Finally, the Company operates a manufacturing business, High Velocity Technologies, Inc., based in Lebanon, New Hampshire. This latter business is described in the section titled "Mergers & Acquisitions".

Mergers & Acquisitions:
         On May 19, 2000, the Company acquired all of the assets and liabilities of High Velocity Technology, Inc. by merging it into Panama Industries Ltd., at the time wholly-owned subsidiary of Thermaltec Industries Corp. (now known as TTI Holdings of America Corp.), in a tax-free reorganization qualifying under
Section 368(a)(1)(A) of the Internal Revenue Code. The President and sole shareholder of High Velocity, Robert J. Lalumiere received in exchange for all of his stock in High Velocity 250,000 shares of the Company's common stock and $100,000, $50,000 of which was paid at closing with $15,000 paid in October 2000 and the balance of $35,000 still outstanding. This remaining amount is to be paid at a future date, not yet determined as part of an informal agreement between Mr. Lalumiere and the company. Mr. Lalumiere entered into an employment agreement, whereby he became the President and Chief Executive Officer of High Velocity. The assets of High Velocity consisted primarily of the machinery and equipment necessary to operate the thermal spray equipment manufacturing business. The equipment manufactured and sold are (1) a high velocity wire and powder torch, and (2) an EAS-WD ARC wire system. It had over 50 customers and had sales of approximately $500,000 in 1999. Its business was continued by Panama and integrated into Panama's operations.

         High Velocity is a manufacturer of thermal spray equipment and a distributor of thermal spray supplies. As such, it is part of the thermal spray business that supplies coating service shops such as the Company's shop in Costa Rica. The company believes that its location in Costa Rica can serve as a launching pad for promoting equipment and supplies in addition to promoting its concept of thermal spray shops. In effect, the company can sell a prospective thermal spray shop owner high velocity equipment and supplies along with its own coating service expertise. The company now has more tools to promote its overseas shop concept as previously described.

         In addition, the company hopes to promote the High Velocity technology to companies in the United States and Europe as a separate profit center.

         On December 11, 1998 the former parent of Panama Industries, Ltd., Themaltec Industries Corp. (now known as TTI Holdings of America Corp.) announced that it had entered into a Letter of Intent with Solar Communications Group, Inc. (later Comanco Communications Inc.) of Millville, NJ for the merger of Solar Communications into TTI. The specific details of the merger and its timing were released by SCG on December 14. It had been anticipated that, at the effective time of the merger, the shareholders of Solar Communications would receive 67,500,000 shares of the common stock of TTI representing approximately 96% of the outstanding shares of TTI common stock.

         Prior to the proposed merger, TTI took all necessary steps to transfer all of its assets, ongoing business activities and liabilities to Panama Industries, Ltd., a wholly-owned subsidiary of TTI, except for a minimal amount of cash and certain net operating loss tax carry forwards.

         TTI agreed that both parties put in a strong effort to complete this merger, for its part TTI wanted to continue and complete the merger process. As Camanco indicated in their press release of December 13, 1999, they exercised their right to terminate on December 31, 1999. TTI strongly regrets that Camanco did not grant the requested extension.


Specific Technologies of Thermal Spraying:

Wire Flame Spraying

         Coating material in wire form is fed into an oxygen-fuel gas combustion flame, melted, and then atomized and projected by compressed air onto a prepared substrate (the object to be sprayed upon). This is the oldest of the thermal spray processes used in industry today. This process, because of the inherent nature of the gases used, achieves a relatively low velocity flame with a temperature maximum of 55000 F. The process is simple to use and is employed heavily in industry for rebuilding lightly worn surfaces, anticorrosion and mild wear resistant application.

Powder Flame Spraying

         Coating material in powder form is fed into an oxygen-fuel combustion flame, melted, and projected by the gas stream onto a prepared substrate. The key difference between this and wire flame spraying is that the coating material is a powder; the powder form lends itself to a greater variety of formulations.

Electric Arc Spraying

         Coating material in wire form is electrically charged when two wires are brought together and an arc is struck between them. Compressed air atomizes the molten material and projects it onto a prepared substrate. This process allows for higher deposition rates, and higher quality coatings than traditional flame spraying.

Plasma Spraying

         Coating material in powder form is fed into a heat source created by using a high intensity electric arc, which disassociates and ionizes into a plasma gas, either of hydrogen or nitrogen. The plasma gas is used as a carrier to transfer the heat available in the arc to the particles of material being sprayed. The melted particles are projected at high velocity by the plasma gas stream onto a prepared substrate. The plasma process was developed in the late 1950's and was a technological development that allowed tremendous growth in the thermal coatings industry. Because of the high temperatures involved, virtually any material can be sprayed, and the high temperatures produce good coatings. Plasma spraying is currently utilized by industry and in particular, the aerospace industry.

HVOF (High Velocity Oxygen/Fuel)/HVAF (High Velocity Air/Fuel)

         Coating material is fed into a mini rocket chamber and mixed with either air and kerosene (HVAF) or oxygen and propane (HVOF). A high velocity combustion flame, melts, and then projects the material onto a prepared substrate. This process was developed in the mid-1980's and is the latest development in thermal spray technology. The extremely high particle velocity (4000' per second) achieved in this process causes the particles to flatten upon impact with the substrate, resulting in high density, high bond strength coatings that are essentially stress free and of very low porosity.

         The Company in its Costa Rican operation utilizes all of the following processes: wire flame spraying, powder flame spraying, electric arc spraying, plasma spraying, high velocity oxygen/fuel, and high velocity air/kerosene. In New York, the Company uses wire flame spraying, powder flame spraying and high velocity air/kerosene.

Industries Using Thermal Sprayed Coatings:

Industry                   Key Applications
--------                   ----------------
Chemical Processing        Solving corrosion problems in processing equipment.

Textiles                   Used on mill components such as guides and pins.

Medical/Dental             Titanium and  hydroxyapatite  coatings on medical and
                           dental implants to prolong life and reliability.

Iron and Steel making      Rolls, conveyors, thermal barriers.

Electronics                Dielectric  coatings and coatings on recording  heads
                           to improve quality and prolong life.

Agricultural               A wide  variety of erosion  and  corrosion  resistant
                           coatings for machine parts.

Aerospace                  Wear resistant and thermal  barrier  coatings for the
                           operating parts of turbojet engines.

Automotive                 Wear    resistant    coatings   for   cylinders   and
                           transmission parts. Corrosion resistant coatings, oxygen sensor coatings to regulate fuel air flow.

Railroad                   Traction motors.

         Other industrial uses are found in the Petrochemical industries, pumps, paper and pulp manufacturing, power plants, electric motor repair, food handling, and diesel engines.

         There are over 4,000 different industrial applications for thermal coatings.

Competition:

         We may experience competition from a few different sources. First, the traditional manufacturers of thermal spray equipment and supplies i.e. Sulzer Metco, Westbury, NY, and Praxair Inc., Danbury, Connecticut, etc. Although primarily engaged in selling equipment and supplies, the users of the thermal spray processes may ultimately shift their strategy to become prime users also of the process.

         In further characterizing the competition in thermal spraying, the two largest original equipment manufacturers in the United States are Sulzer Metco and Praxair. Between them they control over 65% of the market share in the U.S. Their combined sales in the U.S. are estimated by the Company at over $160 million. The company even with its acquisition of High Velocity Technology will only obtain at best a $1.5 million estimated sales in the next 12 months or less than 1% of the market share. The contract shop business is estimated at $800,000,000 per year with over 200 companies competing in that market. The company would estimate that its revenues would not exceed $400,000 in sales in the next 12 months, or less than 1% of the contract shop market.

         In the Costa Rican market the competition for original equipment is Eutectic Corporation of Flushing, New York. It is expected that they will sell $50,000 worth of equipment and supplies in Costa Rica. The company does not intend to sell any original equipment in Costa Rica because it does not want to create new contract shop competitors. In the contract shop side of the business the company believes that combined competitive work does not exceed $100,000 per year. Therefore, we estimate that the company has about 60% of the current thermal spray business in Costa Rica.

         As described above, the business in New York has in the past revolved around the bridge business. We cannot currently compete in NY because larger and better-financed competitors are receiving contracts for this business. These competitors include the following;

Corrosion Restoration Technologies           Zenith Company
612 N. Orange Ave.                           104 Fourth Street
Jupiter, Fl  33458                           Pittsburgh, PA  15215

Erie Maintenance, Inc.                       Erie Interstate Contractors
999 Rein Rd.                                 5428 Genesse St.
Cheektowaga, NY  14225                       Lancaster, NY  14086

National Thermal Spray & Sandblasting        Atlas Co.
10 Dunton Ave.                               127 Skillen St.
Deer Park, NY  11729                         Buffalo, NY  14207

Customers:

         For the year ended September 30, 2000, one customer, the New York State Energy Research and Development Authority (NYSERDA), accounted for 16% of Company sales and 25% of accounts receivable. For the year ended September 30, 1999 one customer in the corrosion-protection field accounted for 39% of the Company's sales and 63% of its accounts receivable. In order that the Company may reduce reliance on a small number of customers, it has not actively pursued additional work in the large-ticket corrosion-protection field, instead placing its emphasis on broadening its customer base in the United States by acquiring High Velocity Technology. The addition of that firm to the Company's structure is expected to significantly reduce reliance upon any small list of relatively large customers that the Company may have had in the past. The Company may perform additional work for NYSERDA in the future, but it intends to emphasize the expansion of the High Velocity Technology franchise as its first priority.

         During the year ended September 30, 2000, Costa Rica accounted for 36% of total Company sales; during the year ended September 30, 1999, Costa Rica accounted for 47% of Company sales. This shift in percentage of total revenues reflects the inclusion of High Velocity Technology's revenues since June 2000. This trend is expected to continue in the future.

         Although we have approximately 300 thermal spray service customers in Costa Rica, we have only 2 significant thermal spray customers in New York. The acquisition of High Velocity has added over 50 new customers of thermal spray materials and equipment.

Intellectual Property:

         We have not applied for any patents, trademarks or license as of this time. The Company is not engaged and has not engaged in Research and Development activities.

Suppliers to the Company:

         We anticipate obtaining most of its equipment and coating materials from several separate sources. The loss of any supplier will not have a long-term adverse affect on our operations.

Employees:

         As of August 31, 2001, the Company had 9 full-time employees in Costa Rica. In the United States, there were 6 full-time employees in High Velocity Technology and 3 employees, of which 2 are part-time, at the New York location.



Description of Property

USA
         Its current operations are located at 68A Lamar Boulevard, North Babylon, New York 11704 in approximately 1,200 square feet. The monthly lease payment is $1,000 per month. There is/not a written lease.

         The Company operates a wholly owned subsidiary, High Velocity Technologies, which has offices and a manufacturing facility located at 21 Technology Drive, Lebanon, NH 03784. Such space consists of 1800 Sq. Ft., of which 360 Sq.Ft.are devoted to office and 1440 Sq.Ft. are devoted to manufacturing and storage. The monthly lease payment is $3,700.

San Jose, Costa Rica
         We maintain a wholly owned subsidiary, Thermaltec de Costa Rica, Pavas at 75 Oeste del Liceo, Antiqua Fab Rosago, Ultima bodega, San Jose, Costa Rica, Telephone 011-506-290-7591. The facility is 8,000 Sq. Ft. with 900 Sq. Ft. set aside for offices and 7,100 Sq. Ft. is dedicated to spray and machine shop areas. The equipment is owned by the Company. The building and property is not owned, but rented. The lease expires in 2002. There is no renewal after 2002 built into the lease. The lease is for five years, which commenced in January 1997. The monthly rental is $2,023. Cost of living increases are built into the lease agreement. The location has four large lathes, four medium lathes, three large grinders, three milling machines, four drilling machines and other miscellaneous machine tools, two blast containers, a three-station spray room, 15 thermal spray guns including wire, powder arc, HV, and plasma (previously described) and miscellaneous work handling equipment.

         The business is subject to minor seasonal variations in Costa Rica. Such variations are influenced by planting and harvesting sugar and coffee with resulting shut down and repair of equipment being cyclical in nature

Agreements

         Panama has entered into a PR agreement with Something Communications, Inc., to handle the public relations of the company. There is no written agreement. The company will pay to Something Communications, Inc., 150,000 shares of common stock.

         In addition, the company has entered into agreements with Crossover Advisors, LLC, Domani Consulting, Inc., and Merchants Capital Corp. for investment banking and other services.


MANAGEMENT

Directors and Executive Officers

         All directors hold office until the next annual meeting of stockholders and the election and qualification of their successors. Executive officers are elected annually by the Board of Directors to hold office until the first meeting of stockholders and until their successors are chosen and qualified.

         The directors and officers of the Company are listed below with information about their respective backgrounds.

Name                       Age             Position
----                       ---             --------
Andrew B. Mazzone          60              Chairman, Sole Director, President

Andrew Mazzone
From 1968 until February 15, 1995, Mr. Mazzone was employed at Metco, Westbury, New York, a company with $180,000,000 in annual sales. A foreign holding corporation acquired Metco on September 30, 1994, which changed the company's name to Sulzer Metco. Mr. Mazzone, as President, resigned from Sulzer Metco after the acquisition of Metco by Sulzer. Mr. Mazzone did so to pursue his belief that there is an unexploited opportunity in the thermal spray industry to set up and consolidate industrial thermal spray coatings service shops around the world.

Some of the highlights of Mr. Mazzone's Metco career include development of systems in pricing, marketing sales management, materials control, inventory control, automation, new systems for factory management, compensation systems, and the restructuring and downsizing of the operations as required. Mr. Mazzone, during his career at Metco, held major positions as follows: Director of Logistics, Director of Manufacturing, Director of Marketing, Director of Operations, Executive Vice-President, and ultimately company President. Mr. Mazzone has degrees from Babson College, Babson Park, Massachusetts, in finance and accounting, and an advanced degree in economics with a specialty in economic history.

Mr. Mazzone was a founder and principal in the company Investment Software Systems. This company develops advanced search algorithms for the communications industry, for specific use in the efficient extraction of investment related news information. The company was sold to ADP in 1995.

Mr. Mazzone was a founder and principal in Thermaltec International, a research and development company. By contract with Sulzer/Metco, Mr. Mazzone was restricted from key sectors of the thermal spraying industry until 1998. At this time Thermaltec was free to develop new technologies in the thermal spray industry under contract from New York State to develop advanced coatings methodologies for the chrome plate industry. Thermaltec also developed a stand-alone pilot plant for delivering complete thermal spray coatings solutions for lesser-developed nations. To that end, it built from the ground up, a facility with 15 people, 6 engineers and $500,000 in revenues which offer thermal spray solutions to Costa Rica. This plant will be the model for future joint ventures throughout Latin America.


Executive Compensation

         No Officer/Director has been compensated with salaries or other form of remuneration except the President, Andrew B. Mazzone who received the following compensation:

                  Capacities in which                                 Aggregate
Name              Remuneration was Received      Period             Remuneration
--------------------------------------------------------------------------------
Andrew Mazzone    Chief Engineer, NYSERDA        year                  $26,202
                  Project and Project Manager    ended 9/30/99
                  As Salary
                                                 For year              $24,222
                                                 ended 9/30/00


Director Compensation:

     Our director receives no compensation for his services as director

Employment Agreement

As of the date of this prospectus, we do not have any written employment agreements with any officer or directors. The company has an employment contract with Robert Lalumiere., as president of High Velocity.



                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The company has only recently issued shares, pursuant to the stock dividend of its former parent, TTI Holdings of America Corp. (formerly known as Thermaltec International Corp.). As such there are no relationships or related transactions to report.


                             PRINCIPAL STOCKHOLDERS

         The following table describes, as of the date of this prospectus, the beneficial ownership of our Common Stock by persons known to us to own more than 5% of such stock and the ownership of Common Stock by our directors, and by all officers and directors as a group.

                                     Number of Shares
                                       Beneficially         Percentage of
Identity of Stockholder or Group         Owned (1)          Shares Owned
--------------------------------     ----------------       -------------
Andrew B. Mazzone                         460,276               26.0%
513 Dryden Street
Westbury, NY  11590


All Officer and Directors as a
Group (1 person)                          460,276               26.0%

         (1) Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of Common Stock that an individual or entity has a right to acquire within 60 days pursuant to the exercise of options or options are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or entity, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person or entity shown in the table.

OFFERING BY SELLING SECURITYHOLDERS

         The following tables set forth certain information concerning each of the selling securityholders. The shares are being registered to permit the selling securityholders and their transferees or other successors in interest to offer the shares from time to time

         Selling securityholders are under no obligation to sell all or any portion of their shares. Particular selling shareholders may not have a present intention of selling their shares and may sell less than the number of shares indicated. The following table assumes that the selling shareholders will sell all of their shares.

         None of the Selling Shareholders are broker-dealers or affiliates of broker-dealers.

         This offering of these common shares will begin when this registration statement on Form SB-2 is declared effective. Since the selling stockholders may sell all, some or none of the shares offered hereunder, no estimate can be made of the total number of shares that are to be offered by the selling stockholders under this prospectus or that will be beneficially owned by each selling stockholder upon the completion of the offering to which this prospectus relates.

SELLING SHAREHOLDER                     NUMBER OF SHARES           % of
                                        OWNED PRIOR TO             BENEFICIAL
                                        OFFERING                   OWNERSHIP
----------------------------------      ----------------           ----------
Crossover Advisors, LLC (1)                 250,000                    8%
Comprehensive Resource                      250,000                    8%
         Management, Inc. (2)
Domani Consultants, Inc. (3)                150,000                    4%
Something Communications, Inc. (4)          150,000                    4%
Michael S. Krome                             10,000                    *
Option Shares                               550,000                   17%
                                          ---------                 -------
         Totals:                          1,360,000

         (*)      less than 1* of the issued and outstanding shares

(1) For purposes of control, Arnie Kling, is the control person of Crossover Advisors, LLC.
(2) For purposes of control, Lee Rubenstein is the control person of Comprehensive Resporce Management, Inc.
(3) For purposes of control, Gaetano Fiorini is the control person of Domani Consulting, Inc.
(4) For purposes of control, Tom Marchetti is the control person of Something Communications, Inc.

Shares Eligible For Future Sale

         As of the date of the filing Panama Industries, Ltd. Has 1,763,473 outstanding shares of Common Stock, plus the 810,000 being issued pursuant to this registration statement for a total amount of 2,573,473, not including 550,000 of Common Stock issuable upon exercise of the Options. If all options are exercised, there will be a total of 3,123,473 shares of common stock outstanding. Out of the 3,123,413 shares outstanding, 1,360,000 shares of the selling shareholder and the underlying options are being registered with this offering. The remaining 1,763,473 shares of common stock are not being registered hereby, are "restricted securities" as defined under Rule 144, substantially all of which are available for sale in the public market, subject to the provisions of Rule 144 under the Securities Act, or pursuant to this Registration Statement. None of these shares will be eligible for sale pursuant to Rule 144 until July 2002.

         In general, under Rule 144 as currently in effect, a person or persons whose shares are aggregated, including an Affiliate, who has beneficially owned Restricted Shares for at least one year is entitled to sell, within any three-month period, a number of such shares that does not exceed the greater of:

         (i)      One percent of the outstanding shares of Common Stock; or

         (ii) The average weekly trading volume in the Common Stock during the four calendar weeks preceding the date on which notice of such sale is filed with the Securities and Exchange Commission.

         Sales under Rule 144 are also subject to certain manner of sale provisions and notice requirements and to the availability of current public information about Panama Industries, Ltd. In addition, a person who is not an Affiliate and has not been an Affiliate for at least three months prior to the sale and who has beneficially owned Restricted Shares for at least two years may resell such shares without regard to the requirements described above. Panama Industries, Ltd. is unable to estimate the number of Restricted Shares that ultimately will be sold under Rule 144 because the number of shares will depend in part on the market price for the Common Stock, the personal circumstances of the sellers and other factors. See "Risk Factors--Shares Eligible for Future Sale" and "Risk Factors--Possible Volatility of Stock Price."


                            DESCRIPTION OF SECURITIES

         The following is a summary description of our capital stock and certain provisions of our certificate of incorporation and by-laws, copies of which have been incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

                                     General

         Our authorized capital stock consists of 5,000,000 shares of common stock, par value $.0001 per share.

                                  Common Stock

         The holders of the common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Our certificate of incorporation and by-laws do not provide for cumulative voting rights in the election of directors. Accordingly, holders of a majority of the shares of common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of common stock are entitled to receive ratably such dividends as may be declared by the Board out of funds legally available therefor. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in the assets remaining after payment of liabilities. Holders of common stock have no preemptive, conversion or redemption rights. All of the outstanding shares of common stock are fully-paid and non-assessable.

                                    Options

The Company will seek to obtain financing through the use of options for its common stock. The options will be marketed at specific prices, by the broker-dealer involved, pursuant to a specific schedule. The company will offer options to purchase a total of 550,000 shares of common stock of the company, in increments of 100,000 shares. The first option will be for $0.75, the second for $1.25, the third for $1.75, the fourth for $2.25, the fifth for $2.75 and the final for $3.25.


                              PLAN OF DISTRIBUTION

         The shares may be sold or distributed from time to time by the selling stockholders or by pledgees, donees or transferees of, or successors in interest to, the selling stockholders, directly to one or more purchasers (including pledgees) or through brokers, dealers or underwriters who may act solely as agents or may acquire shares as principals, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices, which may be changed. The distribution of the shares may be effected in one or more of the following methods:

o ordinary brokers transactions, which may include long or short sales, o transactions involving cross or block trades on any securities or market where our common stock is trading,
o purchases by brokers, dealers or underwriters as principal and resale by such purchasers for their own accounts pursuant to this prospectus,
o "at the market" to or through market makers or into an existing market for the common stock,
o in other ways not involving market makers or established trading markets, including direct sales to purchasers or sales effected through agents,
o through transactions in options, swaps or other derivatives (whether exchange listed or otherwise), or
o    any combination of the foregoing, or by any other legally available means.

         Brokers, dealers, underwriters or agents participating in the distribution of the shares may receive compensation in the form of discounts, concessions or commissions from the selling stockholders and/or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker-dealer may be in excess of customary commissions). The selling stockholders and any broker-dealers acting in connection with the sale of the shares hereunder may be deemed to be underwriters within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of shares as principals may be deemed underwriting compensation under the Securities Act of 1933. Neither the selling stockholders nor we can presently estimate the amount of such compensation. We know of no existing arrangements between the selling stockholders and any other stockholder, broker, dealer, underwriter or agent relating to the sale or distribution of the shares. Because the selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act of 1933. Each selling stockholder has advised us that the stockholder has not yet entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of the shares.

At the time a particular offer is made by or on the behalf of the selling securityholders, a prospectus, including any necessary supplement thereto, will be distributed which will set forth the number of shares of common stock being offered, and the terms of the offering, including the name or names of any underwriters, dealers, or agents, the purchase price paid by any underwriter for the shares purchased from the selling securityholders, any discounts, commissions and other items constituting compensation from the selling securityholders, any discounts, commissions, or concessions allowed, reallowed, or paid to dealers, and the proposed selling price to the public.

         We will not receive any proceeds from the sale of 810,000 common shares pursuant to this prospectus. We may, however, receive up to $875,100 in proceeds from the exercise by certain selling stockholders of options to purchase up to an aggregate of 550,000 shares of our common stock. The resale of the common stock underlying these options is included in the registration statement of which this prospectus forms a part. We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees.

         We have informed the selling stockholders that certain anti-manipulative rules contained in Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market and have furnished the selling stockholders with a copy of such rules and have informed them of the need for delivery of copies of this prospectus.

         The selling stockholders may also use Rule 144 under the Securities Act of 1933 to sell the shares if they meet the criteria and conform to the requirements of such rule.



                                LEGAL PROCEEDINGS

         Panama Industries, Ltd. is not subject to any legal proceedings the consequence of which would have a materially adverse effect on its business and operations.



CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BYLAWS

The Company's Certificate of Incorporation provides that no director of the Company shall be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director except as limited by Delaware law. The Company's Bylaws provide that the Company shall indemnify to the full extent authorized by law each of its directors and officers against expenses incurred in connection with any proceeding arising by reason of the fact that such person is or was an agent of the corporation.

Insofar as indemnification for liabilities may be invoked to disclaim liability for damages arising under the Securities Act of 1933, as amended, or the Securities Act of 1934, (collectively, the "Acts") as amended, it is the position of the Securities and Exchange Commission that such indemnification is against public policy as expressed in the Acts and are therefore, unenforceable.


DELAWARE ANTI-TAKEOVER LAW AND OUR CERTIFICATE OF INCORPORATION AND BY-LAW PROVISIONS

         Provisions of Delaware law and our Certificate of Incorporation and By-Laws could make more difficult our acquisition by a third party and the removal of our incumbent officers and directors. These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of the Company to first negotiate with us. We believe that the benefits of increased protection of our ability to negotiate with proponent of an unfriendly or unsolicited acquisition proposal outweigh the disadvantages of discouraging such proposals because, among other things, negotiation could result in an improvement of their terms.

         We are subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless:

                           The Board of Directors  approved the  transaction  in
                  which such stockholder became an interested stockholder prior to the date the interested stockholder attained such status;
                           Upon consummation of the transaction that resulted in
                  the stockholder's becoming an interested stockholder, he or she owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers; or
                           on  or   subsequent   to  such   date  the   business
                  combination is approved by the Board of Directors and authorized at an annual or special meeting of stockholders.

         A "business combination" generally includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. In general, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of the corporation's voting stock.


                       WHERE YOU CAN FIND MORE INFORMATION

         Upon effectiveness of this registration statement we will commence filing reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any report, proxy statement or other information we file with the Commission at the Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. In addition, we will file electronic versions of these documents on the Commission's Electronic Data Gathering Analysis and Retrieval, or EDGAR, System. The Commission maintains a website at http://www.sec.gov that contains reports, proxy statements and other information filed with the Commission.

         We have filed a registration statement on Form SB-2 with the Commission to register shares of our common stock issued and issuable upon exercise of options to be sold by the selling stockholders. This prospectus is part of that registration statement and, as permitted by the Commission's rules, does not contain all of the information set forth in the registration statement. For further information with respect to us or our common stock, you may refer to the registration statement and to the exhibits and schedules filed as part of the registration statement. You can review a copy of the registration statement and its exhibits and schedules at the public reference room maintained by the Commission, and on the Commission's web site, as described above. You should note that statements contained in this prospectus that refer to the contents of any contract or other document are not necessarily complete. Such statements are qualified by reference to the copy of such contract or other document filed as an exhibit to the registration statement.

                                 TRANSFER AGENT

The Transfer Agent and Registrar for the common stock is Manhattan Transfer and Registrar Company, Lake Ronkonkoma, New York


                      INTEREST OF NAMED EXPERTS AND COUNSEL

         None of the experts named herein was or is a promoter, underwriter, voting trustee, director, officer or employee of Panama Industries, Ltd. except for Michael S. Krome, P.C., attorney for Panama Industries, Ltd., who received Common Stock as his legal fees, as detailed in this registration statement. Further, none of the experts was hired on a contingent basis and none of the other experts named herein will receive a direct or indirect interest in Panama Industries, Ltd.


                                  LEGAL MATTERS

         The validity of the shares of common stock offered in this prospectus has been passed upon for us by Michael S. Krome, P.C., 8 Teak Court, Lake Grove, New York 11755. Mr. Krome has received 10,000 shares with respect to legal work for this offering.


                                     EXPERTS

         Our audited financial statements as of September 30, 2001, have been included in this prospectus and in the registration statement filed with the Securities and Exchange Commission in reliance upon the report of Capraro, Centofranchi, Kramer & Co, P.C. independent certified public accountant, upon his authority as expert in accounting and auditing. Capraro, Centofranchi, Kramer & Co, P.C.'s report on the financial statements can be found at the end of this prospectus and in the registration statement.

--------------------------------------------------------------------------------

PANAMA INDUSTRIES, LTD.



1,360,000 Shares

Common Stock


PROSPECTUS


You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2001, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.





                               ____________, 2001

--------------------------------------------------------------------------------

                 Thermaltec International Corp. and Subsidiaries
                          Index to Financial Statements
                                    CONTENTS

INDEPENDENT AUDITORS' REPORT                                                 F-2
Consolidated Balance Sheet as of September 30, 2000                          F-3
Consolidated Statement of Operations and Comprehensive Income
     for the periods ended September 30, 2000 and 1999                       F-4
Consolidated Statements of Shareholders' Equity for the periods
     ended September 30, 2000 and 1999                                       F-5
Consolidated Statements of Cash Flows for the periods ended
     September 30, 2000 and 1999                                             F-6
Consolidated Notes to the Financial Statements                               F-7

                          INDEPENDENT AUDITOR'S REPORT
                          ----------------------------



The Board of Directors of
Thermaltec International Corporation and Subsidiaries

We have audited the accompanying consolidated balance sheet of Thermaltec International Corporation and Subsidiaries as of September 30, 2000 and the related consolidated statements of operations and comprehensive income, stockholders' equity and cash flows for the years ended September 30, 2000 and 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audit provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Thermaltec International Corporation and Subsidiaries as of September 30, 2000, and the results of its operations and cash flows for the years ended September 30, 2000 and 1999, in conformity with generally accepted accounting principles.

As shown in the financial statements, the company incurred a net loss of $1,230,225 for the year ended September 30, 2000 and has incurred substantial net losses for each of the past 2 years. At September 30, 2000, current liabilities exceeded current assets by $247,137. These factors, and others discussed in Note 14, indicate that the company may be unable to continue in existence. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the company cannot continue existence.




                    Capraro, Centofranchi, Kramer & Co, P.C.


South Huntington, New York
December 12, 2000

Assets
       Current Assets
               Cash and Cash Equivalents                   $    65,437
               Trade Accounts Receivable                       126,498
               Inventories                                     139,951
               Prepaid Expenses and Other Current Assets        46,117
                                                           -----------

               Total Current Assets                            378,003
                                                           -----------

         Fixed Assets
               Machinery and Equipment                         399,715
               Leasehold Improvements                           40,120
                                                           -----------
               Gross Fixed Assets                              439,835
               Less: Accumulated Depreciation                 (202,414)
                                                           -----------
               Net Fixed Assets                                237,421
                                                           -----------

         Other Assets
               Goodwill, Net                                   435,582
               Organization Costs, Net of Amortization             809
               Other Assets                                     21,844
                                                           -----------

               Total Other Assets                              458,235
                                                           -----------

Total Assets                                               $ 1,073,659
                                                           ===========

Liabilities and Stockholders' Equity (Deficit)
         Current Liabilities
               Current Maturities of Long-Term Debt        $    34,847
               Notes Payable - Other                            55,644
               Vendor Accounts Payable                         266,367
               Other Current Liabilities                       181,689
               Due to Officer                                   50,000
               Due to Shareholder                               36,593
                                                           -----------

         Total Current Liabilities                             625,140
                                                           -----------
         Long-Term Liabilities
              Long-Term Debt less Current Maturities            81,853
                                                           -----------
         Total Liabilities                                     706,993
                                                           -----------
         Common Stock                                              430
         Additional Paid-in Capital                          3,745,779
         Retained Earnings (Deficit)                        (3,406,208)
         Accumulated Other Comprehensive Income:
                Foreign Currency Translation Adjustment         26,665
                                                           -----------

         Total Stockholders' Equity (Deficit)                  366,666
                                                           -----------

Total Liabilities and Stockholders' Equity (Deficit)       $ 1,073,659
                                                           ===========



                 See accompanying notes to financial statements

                 Thermaltec International Corp. and Subsidiaries
         Consolidated Statements of Operations and Comprehensive Income



                                                          For the
                                                 Year ended September 30,


                                                    1999           2000
                                                    ----           ----

Sales                                           $   408,987    $   300,859

Cost of Sales                                       316,257        285,089
                                                -----------    -----------

Gross Profit                                         92,730         15,770

General and Administrative Expenses               1,051,334      1,245,995
                                                -----------    -----------


Net Loss                                           (958,604)    (1,230,225)
                                                -----------    -----------

Other Comprehensive Income:
   Foreign currency translation adjustments          (1,330)         1,579
Total Comprehensive Income (Loss)               ($  959,934)   ($1,228,646)
                                                ===========    ===========

Basic and Diluted Loss per Share                ($     0.38)   ($     0.37)
                                                ===========    ===========


Weighted Average Number of Shares Outstanding     2,490,420      3,296,761
                                                ===========    ===========








                 See accompanying notes to financial statements


                 Thermaltec International Corp. and Subsidiaries
            Consolidated Statements of Stockholders' Equity (Deficit)



                                                     Common Stock                                      Accumulated
                                                     ------------          Additional    Retained         Other
                                               Number of                    Paid-in      Earnings     Comprehensive
                                                 Shares        Amount       Capital      (Deficit)     Income(Loss)      Total
                                              -----------   -----------   -----------   -----------    -----------    -----------
Balance September 30, 1998                      2,397,351   $       239   $ 1,122,762   ($1,217,379)   $    26,416    ($   67,962)

  Net Loss for the year ended 9/30/99                --            --            --        (958,604)          --         (958,604)

  Options exercised during the year               108,200            11       106,938          --             --          106,949

  Stock issued in lieu of cash repayment
        of shareholder loan during the year        30,000             3        29,997          --             --           30,000

  Stock issued for services                        72,567             8       642,710          --             --          642,718

  Other Comprehensive Income:
  Foreign currency translation adjustment            --            --            --            --           (1,330)        (1,330)
                                              -----------   -----------   -----------   -----------    -----------    -----------

Balance September 30, 1999                      2,608,118           261     1,902,407    (2,175,983)        25,086       (248,229)

  Net Loss for the year ended 9/30/00                --            --            --      (1,230,225)          --       (1,230,225)

  Options exercised during the year                 1,000             0         1,000          --             --            1,000

  Stock issued in lieu of cash repayment
        of shareholder loan during the year       198,000            20       197,980          --             --          198,000

  Stock issued for services                       233,833            23       409,493          --             --          409,516

  Stock issued for employee awards                  4,850             1         7,274          --             --            7,275

  Stock sold during the year                      834,000            83       833,917          --             --          834,000

  Stock issued in lieu of cash repayment
        of other loans                            175,000            17       174,983          --             --          175,000

  Stock issued for purchase of HVT                250,000            25       218,725          --             --          218,750

  Other Comprehensive Income:
  Foreign currency translation adjustment            --            --            --            --            1,579          1,579
                                              -----------   -----------   -----------   -----------    -----------    -----------

Balance September 30, 2000                      4,304,801   $       430   $ 3,745,779   ($3,406,208)   $    26,665    $   366,666
                                              ===========   ===========   ===========   ===========    ===========    ===========



           See accompanying notes to consolidated financial statements


                 Thermaltec International Corp. and Subsidiaries
                      Consolidated Statements of Cash Flow


                                                                             For the
                                                                     Year ended September 30,


                                                                       1999           2000
                                                                       ----           ----
Cash Flows from Operating Activities:
     Net Loss                                                      ($  958,604)   ($1,230,225)
                                                                   -----------    -----------

     Adjustments to reconcile net loss to net cash used
     in operating activities:
             Depreciation & Amortization                                23,712         39,810
             Common Stock Issued for Services and Awards               642,718        416,791
             (Increase) decrease in:
                    Accounts Receivables                               (97,952)        78,613
                    Inventories                                         45,309         (9,546)
                    Prepaid Expenses and Other Current Assets            7,800        (44,625)
                    Other Assets                                        (1,970)       (15,313)

             Increase(decrease) in:
                    Accounts Payable                                    96,043        (65,730)
                    Accrued Expenses & Other Current Liabilities       (51,577)       103,586
                                                                   -----------    -----------

             Total Adjustments                                         664,083        503,586
                                                                   -----------    -----------

             Net cash used in Operating Activities                    (294,521)      (726,639)
                                                                   -----------    -----------

Cash Flows from Investing Activities:
    Purchases of Fixed Assets                                          (16,857)       (10,685)
    Cash paid in acquisition of subsidiary                                   0        (50,000)
                                                                   -----------    -----------
             Net cash used in Investing Activities                     (16,857)       (60,685)
                                                                   -----------    -----------

Cash Flows from Financing Activities:
    Proceeds from sale of shares, net of offering costs                106,949        835,000
    Repayments of Long-Term Debt                                       (18,830)       (98,785)
    Net Proceeds (repayments) of Shareholder Loans                     350,263        (16,311)
                                                                   -----------    -----------

Net cash provided by Financing Activities                              438,382        719,904
                                                                   -----------    -----------

Effect of exchange on cash                                              (1,330)         1,579
                                                                   -----------    -----------

Net increase (decrease) in cash and cash equivalents                   125,674        (65,841)

Cash & Cash Equivalents, Beginning of Period                             5,604        131,278
                                                                   -----------    -----------

Cash & Cash Equivalents, End of Period                             $   131,278    $    65,437
                                                                   ===========    ===========


                 See accompanying notes to financial statements

                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION/REPORTING ENTITIES
     The consolidated financial statements of Thermaltec International Corp. and Subsidiaries (the "Company") include the following entities:

     THERMALTEC INTERNATIONAL CORP.
     ------------------------------
     Thermaltec International Corp. ("TTI") was incorporated in 1994 under the laws of the state of Delaware. TTI was organized for the purpose of engaging in the sale of thermal sprayed coatings to individual customers in the United States and other countries. TTI also serves as the parent company, which acts as a holding company for its subsidiaries and provides administrative support to the operations of the Company. In May 1999, all operating assets and liabilities of Thermaltec were transferred into Panama Industries.

     PANAMA INDUSTRIES,LTD.
     ----------------------
     Panama Industries is a wholly owned subsidiary of TTI incorporated in March 1998. It was inactive and not part of the consolidated group until May 1999. At that time, all operating assets and liabilities of Thermaltec International were transferred into Panama Industries.

          HIGH VELOCITY TECHNOLOGIES, INC.
          --------------------------------
          High Velocity Technologies, Inc. (HVT), located in West Lebanon, NH, is a wholly owned subsidiary of Panama Industries, acquired on May 19, 2000. HVT manufactures and sells equipment and materials used in the thermal spraying industry.

     AMZ THERMALTEC, S.A.
     --------------------
     AMZ THERMALTEC, S.A. (AMZ) is a wholly owned subsidiary of TTI located in San Jose, Costa Rica. AMZ began operations in June 2000 and provides thermal spray coatings to businesses and individuals throughout Costa Rica.

     THERMALTEC DE COSTA RICA, S.A.
     ------------------------------
     Thermaltec de Costa Rica, S.A. ("TCR") is a wholly owned subsidiary of TTI located in San Jose, Costa Rica. TCR began operations during fiscal 1995, and provides thermal spray coatings to businesses and individuals throughout Costa Rica.


     PRINCIPLES OF CONSOLIDATION

     The consolidated balance sheet of the Company as of September 30, 2000 reflects the balances of High Velocity Technologies, Inc. (HVT); the Results of Operations for the year ended September 30, 2000 include the results of HVT for the approximately four months that the business was a wholly owned subsidiary of the Company.

     All material inter-company transactions have been eliminated in the consolidated financial statements.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     REVENUE RECOGNITION

     Revenues from contracts which have terms greater than one month and are fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date, to the estimated total cost for each contract. On those contracts which are not fixed-price in nature and which contractually require the billing of actual costs and expenses incurred during the period, revenue is recognized as the actual amount invoiced during the period.

                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


     Estimated costs and revenues are based upon engineering estimates of the work performed to date relative to the total work required under the contract. Changes in contract estimates which result in changes in estimated profit are applied to the cumulative work accomplished on the project. The re-calculated gross profit on the contract is applied to the revenues recorded to date for the entire life of the contract; the gross profit for the year is determined by subtracting from the cumulative gross profit the gross profit reported in a prior year. On those projects where a re-estimate indicates that a loss on the entire project is likely, the full amount of the loss is recorded, in the period when the likelihood of loss is first identified.

     CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company includes cash on deposit, money market funds, amounts held by brokers in cash accounts and funds temporarily held in escrow to be cash equivalents.

     ACCOUNTS RECEIVABLE

     Accounts   receivable  have  been  adjusted  for  all  known  uncollectible contracts; an allowance for doubtful contracts has not been provided, as the amount is not considered material.

     INVENTORIES

     Inventories and prepaid supplies consist of various materials and supplies utilized on construction contracts and are valued at the lower of cost (first-in, first-out) or market.

     PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment is stated at cost. Major expenditures for property and, those that substantially increase useful lives, are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets.

     GOODWILL AND INTANGIBLE ASSETS

     The Company recognizes the excess of purchase price over book value for acquired subsidiaries as Goodwill on the consolidated balance sheet. The Company is amortizing goodwill on a straight-line basis over ten years.

     EARNINGS (LOSS) PER SHARE

     The Company has adopted SFAS No. 128, "Earnings per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all publicly traded entities, as well as entities that have made a filing or are in the process of filing with a regulatory agency in preparation for the sale of securities in a public market.

     Basic EPS is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of Diluted EPS gives effect to all dilutive potential common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     INCOME TAXES

     The Company has adopted Financial Accounting Standards Board Statement No. 109, " Accounting for Income Taxes". The Company files a consolidated Federal tax return, which includes all of the subsidiaries. Accordingly, Federal Income taxes are provided on the taxable income of the consolidated group. State income taxes are provided on a separate company basis, if and when taxable income, after utilizing available carryforward losses, exceeds certain levels.

                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


     DEFERRED INCOME TAXES

     Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years' taxable income.


     FOREIGN EXCHANGE

     Thermaltec International and its subsidiary Panama Industries treat the U.S. Dollar as the functional currency; the subsidiary companies, AMZ and TCR use the Costa Rican Colon as its functional currency. Accordingly, gains and losses resulting from the translation of accounts designated in other than the functional currency are reflected in the determination of other comprehensive income and have been immaterial.

     RECLASSIFICATIONS

     Certain  accounts  in  the  prior-year   financial   statements  have  been
     reclassified for comparative purposes to conform with the presentation in the current-year financial statements.


     REPORTING COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standard No. 130, "Reporting Comprehensive Income" for the year ended September 30, 1999. This Statement establishes standards for reporting and displaying comprehensive income and its components in a full set of general-purpose financial statements. This statement requires the classification of items of comprehensive income by their nature in a financial statement and the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of the balance sheet.


2.   SUPPLEMENTAL CASH FLOW INFORMATION
                                                  For the period ended:
                                                      September 30,
                                                    1999        2000
                                                    ----        ----
     Cash paid for:
             Interest Expense:                    $  33,191   $  22,320
             Income Taxes                                -            -

     During the year ended September 30, 1999, the Company issued 30,000 shares of stock in lieu of cash repayment of a shareholder loan.

     During the year ended September 30, 1999, the Company had non-cash investing and financing transactions relating to purchases of new equipment totaling $23,500.

     During the year ended September 30, 2000, the Company issued 233,833 shares of stock as payment for services in the amount of $409,516.

     During the year ended September 30, 2000, the Company had non-cash investing and financing activities that resulted from the acquisition of a subsidiary whose net liabilities exceeded net assets, summarized as follows:

              Goodwill Acquired                                       $450,772
              Less non - cash transactions:
               Excess of liabilities over assets acquired              132,022
               Note payable to former shareholder                       50,000
                      Stock issued for acquisition of subsidiary       218,750
                                                                      --------
              Payment to acquire Subsidiary                           $ 50,000
                                                                      ========

     During the year ended September 30, 2000, the Company had a non-cash financing activity of $373,000 when it issued shares of stock for repayment of shareholder and various other loans.

     During the year ended September 30, 2000, the Company had a non-cash investing and financing activity of $30,000 when it financed the purchase of machinery.


                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


3.   INVENTORIES
                                                            For the year ended:
                                                               September 30,
                                                                   2000
     Inventories consist of the following;
           Raw Materials                                          $124,754
           Machinery Held for Resale                                15,197
                                                                  --------
           Total Inventories                                       139,951
                                                                  ========
4.   PROPERTY AND EQUIPMENT

       Major classes of property and equipment consist of the following:
                                                                            For the year Ended:
                                                        Estimated useful       September 30,
                                                           Life-years              2000
                                                           ----------              ----
       Machinery, equipment and furniture                     5-10                 339,715
       Leasehold improvements                                5-31.5                 40,120
                                                                                   439,835
       Less accumulated depreciation and amortization                              202,414
                                                                                 ---------
       Net property and equipment                                                $ 237,421
                                                                                                                   ========

     Depreciation for the years ended September 30, 2000 and 1999 was $ 27,354, and, $15,823, respectively.

5.   GOODWILL

     On May 19, 2000, the Company acquired all of the outstanding  stock of High
     Velocity Technologies, Inc. The purchase price exceeded the net book value of HVT on the date of acquisition by $ 450,772. The Goodwill is being amortized over a ten-year period.

6.   NOTES PAYABLE - OTHER

     This balance represents two demand notes to unrelated parties and a term note to a former customer of HVT, which is presently in default. The
     Company upon the acquisition of HVT assumed these obligations.


7.   LONG TERM DEBT
                                                                            For the Year Ended
                                                                                September 30,
                                                                                    2000
                                                                                    ----
     Note payable - bank, due in monthly installments of $687
     plus interest at prime plus 3%, expiring September 2002.
     This note is secured by substantially all of the Company's assets             $ 16,499

     Notes payable, HVT, with terms expiring through September, 2005
     The loans provide for monthly payments of principal and interest                51,274
     at rates from 9-10%.

     Various equipment notes with terms expiring December,1999
     through September 2003. The loans provide for monthly payments
     of principal and interest. Interest rates range from 15-18%.                    48,927
                                                                                   --------
                                                                                    116,700

                    Less current maturities                                          34,847
                                                                                   --------


                    Long term debt                                                 $ 81,853
                                                                                   ========

                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


     As of September 30, 2000, annual maturities of long-term debt outstanding are as follows:

               September 30,
                   2001                   $ 34,847
                   2002                     37,333
                   2003                     25,704
                   2004                      9,591
                   2005 and thereafter       9,225
                                          --------
                       Total              $116,700
                                          ========

8.   DUE TO OFFICER/SHAREHOLDER

     Due to officer represents a demand note payable to the President of High Velocity Technologies. This loan has no maturity and bears no interest.

     Due  to  Shareholder   represents  the  net  amount  due  to  the  majority
     shareholder of the Company as of September 30, 2000. This loan has no maturity and bears no interest.

9.   SALES TO MAJOR CUSTOMERS

     For the year ending September 30, 2000, one customer accounted for 16% of the Company's sales and 25% of the Company's accounts receivable. For the year ending September 30, 1999, one customer accounted for 39% of the Company's sales and 63% of accounts receivable.

10.  COMMITMENTS AND CONTINGENCIES

     LEASES
     TCR is currently obliged under a lease through January 2003 for its office space and shop space in Costa Rica. The lease calls for an annual rent of $24,276, due in monthly payments.

     TTI was obliged under a lease for its office space in West Babylon, NY, which expired July 1998 for a minimum annual rental of $ 13,200. TTI currently occupies this space on a month-to-month basis at a minimum annual rental of $13,200.

     HVT is currently obliged under a lease through December 31, 2000 for its office space and shop space in West Lebanon, NH. The lease calls for monthly lease payments of $ 3,700.

     Total rental expense under cancellable and noncancellable operating leases was $ 52,276 and $30,196, for the years ended September 30, 2000 and 1999, respectively.

     Future minimum lease obligations under non-cancelable leases are as follows:

         For the year ending:
         September 30,2001                            $ 35,376
         September 30,2002                              24,276
         September 30,2003                               8,092
                                                      --------
                  Total                               $ 67,744
                                                      ========

     EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with the President of High Velocity Technologies for a minimum term of five years. The agreement also employs him as the President of Panama Industries, at an initial base annual salary of $ 80,000 plus performance incentives.

     Future minimum payments under this employment agreement are as follows:
         For the year ending:
         September 30, 2001                           $ 80,000
         September 30, 2002                             80,000
         September 30, 2003                             80,000
         September 30, 2004                             80,000
         September 30, 2005                             53,360
                                                      --------
                  Total                               $373,360


                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


11.  COMMON STOCK
                                                                        For the Year Ended
                                                                           September 30,
                                                                               2000
                                                                               ----
     Common stock is as follows:
     Common stock, $.0001 par value, 10,000,000 shares authorized.
     Shares issued and outstanding                                           4,304,801
     Par Value                                                              $      430


     Common Stock:
     -------------
     During the year ended September 30, 1999, the Company issued 72,567 shares to outside consultants, as follows:

         Marketing services                35,067 shares      $326,937
         Legal services                    21,000 shares       219,188
         Financial & Administrative
         Services                          16,500 shares        96,593

     During the year ending September 30, 2000, the Company issued 233,833 shares for services to outside consultants as follows:

         Marketing services                53,209 shares      $ 81,929
         Administrative services          180,624 shares      $327,587

     For the year ended September 30, 1998, the Company completed the issuance of 271,600 shares of common stock at various prices of $ 0.75 to $ 1.50 per share and carried with them a warrant granting the right to purchase, for each share purchased, an additional share of Thermaltec common stock at a price of $ 1.00 per share. The options expire on January 31, 2001. At September 30, 1999 a total of 108,200 options had been exercised for an equal number of shares. The proceeds from the sale of these shares, net of registration fees, totaled $106,949. During the year ending September 30, 2000, a total of 1,000 options had been exercised for an equal number of shares. The registration fee was waived.

     During the year ended September 30, 1999, the Company issued 30,000 shares of common stock in lieu of cash repayment of a shareholder loan.

     During the year ended September 30, 2000, the Company issued 373,000 shares of common stock in lieu of cash repayment of shareholder loans.

     On May 31, 1999, the Company authorized the sale of 1,000,000 shares of common stock to be offered in private transactions of 1,000 Units, representing 1,000 shares per Unit. Each Unit consisted of 1,000 Common shares and 750 B Options and 500 C Options for the purchase of additional shares of the Company. Such offering was filed with the State of New York Department of Law. The Company utilized an exemption from the registration provisions under Regulation D Rule 504, as amended, and sold in those States which permit the offering to take place. The termination date of the offering was March 31, 2000. The exercise price of the Options is $1.50 per B Warrant share and $2.00 per C Warrant share, exercisable commencing one year from the date of the subscription agreement for the B Warrant and two years from the date of the subscription agreement for the C Warrant. The B Options will expire March 31, 2002 and the C Options will expire March 31, 2003. 999,000 shares were subscribed in the offering. There were 649,350 B Options and 499,500 C Options subscribed. On April 13, 2000, 999,000 shares were issued of which 834,000 shares were sold and 165,000 shares were issued as repayment of various loans described above.

     On June 13, 2000, 250,000 shares were issued as partial payment for the purchase of High Velocity Technology, Inc.


12.  INCOME TAXES

     No provision for income taxes was recorded during the years ended September 30, 2000 and 1999, due to net losses being incurred. At September 30, 2000, the Company had net operating loss carryforwards for tax purposes of approximately $ 2,838,000, which would expire in 2015.


                 THERMALTEC INTERNATIONAL CORP. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999


     The Company's effective tax rate in 1999 and 2000 differs from the federal statutory rate as a result of a full valuation allowance being provided against gross deferred tax assets.

     Deferred tax assets consist of the following components at:       September 30:

                                                                     1999         2000
                                                                     ----         ----
     Net operating loss carryforwards                             $  760,900   $1,192,200
     Less: valuation allowance                                       760,900    1,192,200
                                                                  ----------   ----------
         Total Deferred                                           $        -   $        -
                                                                  ==========   ==========


     At September 30, 2000 and 1999, the Company provided a full valuation allowance against the gross deferred tax asset since, in management's judgment, it is more likely than not, such benefits will not be realized.


13.  GEOGRAPHIC INFORMATION

     The Company's revenues from external customers is derived from the following geographic markets:


                                                For the year ended
                                                   September 30:
                                                 1999       2000
                                                 ----       ----
         United States                          $217,778   $193,943
         Costa Rica                              191,209    106,916
                                                --------   --------
                  Total                         $408,987   $300,859

14.  GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $ 1,230,225 for the year ended September 30, 2000 and has incurred substantial net losses for each of the past two years. At September 30, 2000 current liabilities exceed current assets by $ 247,137. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

15.  SUBSEQUENT EVENTS/MERGERS AND ACQUISITIONS

     On January 31, 2000, the Company signed a letter of intent to acquire one million shares, representing 10 % of the outstanding shares of I x Partners, Ltd. (Ix). I x , based in Salem, NH, is active in the field of information technology, with a special emphasis on developing and enhancing real-time data processing systems by means of the Internet. The acquisition was to be effected by the exchange of 200,000 shares of Thermaltec common stock. The completion of the acquisition was subject to the usual due diligence process. Upon the completion of the due diligence process on December 14, 2000, the Company chose to withdraw from further negotiations with I x .

     As of September 30, 2000 the Company does not have any other mergers or acquisitions pending.

                       TTI Holdings, Inc. and Subsidiaries
                           Consolidated Balance Sheet
                              As of March 31, 2001
                                   (Unaudited)
Assets
     Current Assets
         Cash and Cash Equivalents                           $    63,588
         Trade Accounts Receivable                               196,006
         Inventories                                             151,265
         Prepaid and Other Current Assets                         37,570
                                                             -----------
              Total current Assets                               488,429

     Fixed Assets
         Machinery and Equipment                                 395,049
         Leasehold Improvements                                   40,120
                                                             -----------
              Gross Fixed Assets                                 435,169
         Less:  Accumulated Depreciation                        (222,742)
                                                             -----------
              Net Fixed Assets                                   212,427

     Other Assets
         Goodwill, Net                                           413,372
         Organization Cost, Net of Amortization                      809
         Other Assets                                              6,729
                                                             -----------
              Total Other Assets                                 432,128
                                                             -----------

Total Assets                                                 $ 1,081,766
                                                             ===========


Liabilities and Stockholders' Equity (Deficit)
     Current Liabilities
         Notes Payable                                       $   121,899
         Vendor Accounts Payable                                 295,527
         Other Current Liabilities                               134,644
         Payment for Shares not Issued                            31,000
         Due to Officer                                           35,000
         Due to Shareholder                                       21,055
                                                             -----------
     Total Current Liabilities                                   639,125

     Long-Term Liabilities
         Long-Term Debt less Current Maturities                   57,677
                                                             -----------

     Total Liabilities                                           695,802

     Common Stock                                                    464
     Additional Paid-In Capital                                4,099,327
     Retained Earnings (Deficit)                              (3,747,786)
     Accumulated Other Comprehensive Income:
         Foreign Currency Translation Adjustment                  33,959
                                                             -----------
     Total Stockholders' Equity (Deficit)                        385,964
                                                             -----------

Total Liabilities and Stockholders' Equity (Deficit)         $ 1,081,766
                                                             ===========

     See accompanying notes to consolidated financial statements.



                       TTI Holdings, Inc. and Subsidiaries
         Consolidated Statements of Operations and Comprehensive Income
                                   (Unaudited)


                                                    For the                        For the
                                                Six Months Ended             Three Months Ended
                                                   March 31                       March 31
                                                   --------                       --------

                                              2000           2001           2000           2001
                                              ----           ----           ----           ----

Sales                                     $    90,582    $   327,119    $    33,525    $   141,200

Cost Of Sales                                  81,571        195,517         46,244         76,476
                                          -----------    -----------    -----------    -----------

Gross Profit                                    9,011        131,602        (12,718)        64,724

General and Administrative Expenses           634,730        473,180        526,917        267,958
                                          -----------    -----------    -----------    -----------

Net Loss                                     (625,719)      (341,578)      (539,636)      (203,234)
                                          -----------    -----------    -----------    -----------

Other Comprehensive Income:
   Foreign Currency Translation Adjust          5,761          7,294          2,466          3,665
                                          -----------    -----------    -----------    -----------
Total Comprehensive Income (Loss)         ($  619,958)   ($  334,284)   ( $537,170)    ($  199,569)
                                          ===========    ===========    ===========    ===========

Basic and Diluted Loss per Share          ($     0.24)   ($     0.08)   ($     0.20)   ($     0.04)
                                          ===========    ===========    ===========    ===========

Weighted Avg. No. of Shares Outstanding     2,652,737      4,451,294      2,712,229      4,570,951
                                          ===========    ===========    ===========    ===========





          See accompanying notes to consolidated financial statements.


                       TTI Holdings, Inc. and Subsidiaries
                       Consolidated Statement of Cash Flow
                                   (Unaudited)

                                                             For the Six Months
                                                               Ended March 31

                                                             2000         2001
                                                             ----         ----
Cash Flows from Operating Activities:
     Net Loss                                              ($625,719)   ($341,578)

Adjustments to reconcile net loss to net cash used
In operating activities:
     Depreciation and Amortization                            10,808       42,538
     Common Stock Issued for Services                        332,736      176,905
     Increases (Decreases) in:
         Receivables                                          97,862      (69,508)
         Inventories                                          (8,156)     (11,314)
         Prepaid and Other Current Assets                    (71,302)       8,547
         Other Assets                                            769       15,115

     Increases (Decreases) in:
         Accounts Payable                                    (54,715)      29,160
         Accrued Expenses and Other Current Liabilities       20,705      (42,379)
                                                           ---------    ---------

     Total Adjustments                                       328,707      149,064
                                                           ---------    ---------

     Net Cash used in Operating Activities                  (297,012)    (192,514)
                                                           ---------    ---------


Cash Flows from Investing Activities:
     Purchase of Fixed Assets                                   --           --
     Excess of Purchase Price of Net Assets Acquired            --           --
                                                           ---------    ---------
         Net Cash used in Investing Activities                     0            0

Cash Flows from Financing Activities:
     Proceeds from sale of shares, net of offering costs       1,000      176,677
     Proceeds from sale of shares not yet issued             999,000       31,000
     Proceeds from issuance of Notes Payable                    --         41,232
     Repayment of Notes Payable                              (13,607)        --
     Net Proceeds (repayments) of Officer Loans                 --        (50,000)
     Net Proceeds (repayments) of Shareholder Loans          148,400      (15,538)
                                                           ---------    ---------

Net Cash provided by Financing Activities                    837,993      183,371
                                                           ---------    ---------

Effect of Exchange on Cash                                     4,810        7,294

Net Increase (Decrease) in cash and cash equivalent          545,791       (1,849)

Cash & Cash Equivalent, Beginning of Period                  131,278       65,437
                                                           ---------    ---------

Cash & Cash Equivalent, End of Period                      $ 677,069    $  63,588
                                                           =========    =========


                 See accompanying notes to financial statements.

                       TTI Holdings, Inc. and Subsidiaries
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    FOR THE SIX MONTHS ENDING MARCH 31, 2001
                                   (Unaudited)


1.BASIS OF PRESENTATION

The accompanying unaudited condensed consolidated financial statements of the Company have been prepared by management in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-QSB and Item 310 of Regulation S-B. Accordingly, they do not include all of the information and footnotes required by generally accepted accounting principles for financial statement presentation. In the opinion of management, all adjustments consisting of normal recurring accruals considered necessary for a fair presentation have been included. The results of operations for interim periods are not necessarily indicative of the results to be expected for the full year. These consolidated interim financial statements should be read in conjunction with the financial statements and notes thereto included in the Company's Form 10-KSB which is filed with the Securities and Exchange Commission.

2.GOODWILL

As a result of the purchase of High Velocity Technology, Inc. on May 19, 2000, the Company has recorded, in consolidation, goodwill of $450,772. Goodwill is being amortized on a straight-line basis over a life of ten years.

3.EQUITY TRANSACTIONS

During the six months ending March 31, 2001 the Company issued shares for services to outside consultants as follows:

                  Administrative services          114,304 shares      $176,905

During the six months ending March 31, 2001, the Company issued 184,000 shares of common stock in lieu of cash repayment of shareholder loans; the company also issued 4,500 shares in lieu of payment for trade payables.

4.INCOME TAXES

No provision for income taxes was recorded for the six-month period ending March 31, 2001, due to a net loss having been incurred; the Company does not anticipate the recording of a profit by the end of the fiscal year.

5.GOING CONCERN

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $341,578 for the six months ended March 31, 2001 and has incurred a substantial net loss in the prior year. At March 31, 2001 current liabilities exceed current assets by $190,696.These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

6.MERGERS AND ACQUISITIONS

On January 31, 2000 the Company signed a letter of intent to acquire one million shares, representing 10% of the outstanding shares of Ix Partners, Ltd. Ix Partners, based in Salem, NH, is active in the field of information technology, with a special emphasis on developing and enhancing real-time data processing systems by means of the Internet. The acquisition was to have been effected by the exchange of 200,000 shares of Thermaltec common stock; the completion of the acquisition was subject to the usual due diligence process. Upon completion of the due diligence process on December 14, 2000 the Company chose to withdraw from further negotiations with Ix.

On March 27, 2001 the Company announced the signing of letters of intent to purchase nineteen separately owned health care delivery companies in nine states. The estimated revenues of these facilities total, in the aggregate, approximately $ 50 million. The nineteen companies are composed of thirteen outpatient rehabilitation facilities, two diagnostic testing enterprises and occupational health clinic and practice. The acquisitions will be effected by the exchange of shares, valued at approximately twenty million dollars, of the common stock of the Company for the common shares of the acquired companies; the amount will be proportionately less if less than the nineteen facilities are acquired. The completion of the acquisitions is subject to the usual due diligence process. On May 3, 2001 the Company announced the closing of the contracts to purchase Diversified Diagnostics, LLC in Jacksonville, Florida and Senior Healthcare Inc. in Savannah, Georgia. The acquisitions were effected by the exchange of common stock valued at $1 million and $1.1 million respectively. The Company will continue to announce individual closings as they occur.

On March 29, 2001 the Company announced the signing of a letter of intent to purchase Cobex Technologies Inc. The estimated annual revenues of Cobex are approximately $ 3 million. Cobex, located in West Babylon, New York, is an interconnect/communication company specializing in the sales, installation and maintenance of communication systems, including data and voice cabling and network services. Cobex serves the New York area with market niches in healthcare and financial services. The acquisition will be effected by the exchange of common shares, currently valued at $ 500 thousand in common stock of the Company for the assets of Cobex. The completion of the acquisition is subject to the usual due diligence process.

On April 2, 2001 the Company announced the signing of a letter of intent to purchase two facilities owned by Main Incorporated (dba) Cactus Salons. The estimated annual revenues of the two facilities are approximately $ 2 million. Cactus currently owns eleven salons and specializes as a day spa, offering spa services, hair dressing and professional retail products. The acquisition will be effected by the exchange of common shares, currently valued at $ 600 thousand in common stock of the Company for the assets of Cactus. The completion of the acquisition is still pending.


                     Panama Industries Ltd. And Subsidiaries
                           Consolidated Balance Sheet

                                                          As of          As of          As of
                                                         9/30/99        9/30/00        6/30/01
                                                         -------        -------        -------
Assets
     Current Assets
         Cash and Cash equivalents                     $    44,150    $      --      $    27,081
         Trade Account Receivables                         159,448        126,498        145,902
         Inventory                                          19,780        139,951        137,318
         Prepaid and Other Current Assets                    1,492         35,677          8,176
                                                       -----------    -----------    -----------

         Total Current Assets                              224,870        302,126        318,477
                                                       -----------    -----------    -----------

     Fixed Assets
         Machinery and Equipment                           185,879        399,715        372,394
         Leasehold Improvements                             40,120         40,120         40,120
                                                       -----------    -----------    -----------

              Gross Fixed Assets                           225,999        439,835        412,514
         Less:  Accumulated Depreciation                   (81,749)      (202,414)      (226,782)
                                                       -----------    -----------    -----------

         Net Fixed Assets                                  144,250        237,421        185,732
                                                       -----------    -----------    -----------

     Other Assets
         Goodwill, Net                                        --          435,582        402,267
         Organization Costs, net of Amortization              --              809            809
         Other Assets                                        5,090          6,844          6,838
                                                       -----------    -----------    -----------

         Total Other Assets                                  5,090        443,235        409,914
                                                       -----------    -----------    -----------

Total Assets                                           $   374,210    $   982,782    $   914,123
                                                       ===========    ===========    ===========

Liabilities and Stockholders' Equity (Deficit)
     Current Liabilities
         Notes Payable                                 $    25,639    $    34,847    $    38,190
         Notes Payable, Other                                 --           55,644         55,644
         Vendor Accounts Payable                           176,001        269,260        293,321
         Other Liabilities                                  37,731        129,689        133,719
         Loan to Affiliate Company                            --        1,750,142      2,059,571
         Shareholder Loan                                  425,904         36,593         19,632
                                                       -----------    -----------    -----------

     Total Current Liabilities                             665,275      2,276,175      2,600,077
                                                       -----------    -----------    -----------

     Long Term Liabilities
         Long Term Liabilities                              44,292         80,853         48,303
                                                       -----------    -----------    -----------

     Total Liabilities                                     709,567      2,358,028      2,648,380
                                                       -----------    -----------    -----------

     Common Stock                                              261            261            172
     Additional Paid-In Capital                            109,098        109,098        109,186
     Retained Earnings (Deficit)                          (469,802)    (1,511,270)    (1,886,813)
     Accumulated Other Comprehensive Income:
         Foreign Currency Translation Adjustment            25,086         26,665         43,198
                                                       -----------    -----------    -----------

     Total Stockholders' Equity (Deficit)                 (335,357)    (1,375,246)    (1,734,257)
                                                       -----------    -----------    -----------

Total Liabilities and Stockholders' Equity (Deficit)   $   374,210    $   982,782    $   914,123




          See accompanying notes to consolidated financial statements.


                     Panama Industries Ltd. And Subsidiaries
          Consolidated Statement of Operations and Comprehensive Income


                                                   For the        For the       For the
                                                 Year ended     Year ended    9 mos ended
                                                  9/30/99        9/30/00        6/30/01
                                                  -------        -------        -------

Sales                                           $   387,764    $   300,859    $   447,184

Cost of Sales                                       294,509        285,089        245,561
                                                -----------    -----------    -----------

Gross Profit                                         73,255         15,770        201,623

General and Administrative Expenses                 301,505      1,057,238        577,166
                                                -----------    -----------    -----------

Net Loss                                           (228,250)    (1,041,468)      (375,543)

Other Comprehensive Income:
     Foreign Currency Translation Adjustments        (1,330)         1,579         16,533
                                                -----------    -----------    -----------
Total Comprehensive Income (Loss)               ($  229,580)   ($1,039,889)   ($  359,010)
                                                ===========    ===========    ===========


Basic and Diluted Loss per Share                ($     0.09)   ($     0.40)   ($     0.14)
                                                ===========    ===========    ===========

Weighted Average Number of Shares Outstanding     2,608,118      2,608,118      2,721,544
                                                ===========    ===========    ===========



          See accompanying notes to consolidated financial statements.


                    Panama Industries Ltd. And Subsidiaries
            Consolidated Statement of Stockholders' Equity (Deficit)
                For the Years Ended September 30, 1999 and 2000
                     For the Nine Months Ended June 30, 2001


                                          Common Stock
                                          ------------            Additional      Retained        Other
                                    Number of                      Paid In        Earnings    Comprehensive
                                      Shares         Amount        Capital       (Deficit)        Income         Total
                                   -----------    -----------    -----------    -----------    -----------    -----------
Beginning Balance                            0              0              0    ($  241,552)   $    26,416    ($  215,136)

   Shares issued in anticipation
    Of Panama spinoff  due to
    Solar merger, 9/99               2,608,118            261        109,098           --             --          109,359

   Net loss for the year
    Ended 9/30/99                         --             --             --         (228,250)          --         (228,250)

   Other Comprehensive
    Income:
     Foreign Currency Adjust              --             --             --           (1,330)        (1,330)          --


Balance, Sept. 30, 1999              2,608,118            261        109,098       (469,802)        25,086       (335,357)

   Net loss for the year
    Ended 9/30/00                         --             --             --       (1,041,468)          --       (1,041,468)

   Other Comprehensive
    Income:
   Foreign Currency Adjust                --             --             --             --            1,579          1,579

Balance, Sept. 30, 2000              2,608,118            261        109,098     (1,511,270)        26,665     (1,375,246

   Correction for shares
    Posted in error  in 9/99        (2,608,118)          (261)           261           --             --             --

   Stock Dividend for
    Panama Spinoff                   2,721,545            272           (272)          --             --             --

   Shares returned to escrow
    Pending CORF purchase
    By TTI Holdings                   (998,132)          (100)           100           --             --             --

   Loss for the period
    Ended 6/30/01                         --             --             --         (375,543)          --         (375,543)

   Other Comprehensive
    Income:
   Foreign Currency Adjust                --             --             --             --           16,533         16,533

Balance, June 30, 2001               1,723,413            172        109,186     (1,886,813)        43,198     (1,734,257)
                                   ===========    ===========    ===========    ===========    ===========    ===========





          See accompanying notes to consolidated financial statements.


                     Panama Industries Ltd. And Subsidiaries
                       Consolidated Statement of Cash Flow

                                                            For the        For the        For the
                                                           Year ended     Year Ended     9 mo Ended
                                                            9/30/99        9/30/00        6/30/01
                                                            -------        -------        -------
Cash Flows from Operating Activities:
     Net Loss                                             ($  228,250)   ($1,041,468)   ($  375,543)
                                                          -----------    -----------    -----------

     Adjustments to reconcile net loss to net cash used
     In operating activities:
         Depreciation                                           7,889         27,354         34,368
         Amortization                                          15,823         15,190         33,315

     Loss on Disposal of Assets                                  --             --           27,321
     (Increase) Decrease in:
         Receivables                                         (159,448)        32,950        (19,404)
         Inventories                                          (19,780       (120,171)         2,633
         Prepaid and other current assets                      (1,492)       (34,185)        27,501
         Other Assets                                          (5,090)        (2,563)             6

     Increase (Decrease) in:
         Accounts Payable                                     176,001         93,260         24,061
         Accrued Expenses and Other current Liabilities        37,731        310,705          4,029
                                                          -----------    -----------    -----------

     Total Adjustments                                         51,634        322,540        123,830
                                                          -----------    -----------    -----------

     Net Cash Used in Operating Activities                   (176,616)      (718,928)      (251,713)
                                                          -----------    -----------    -----------

Cash Flows from Investing Activities:
     Purchase of Fixed Assets & Leasehold Improvements        (16,857)      (120,525)          --
     Excess of Purchase Price of Net Assets Acquired             --         (450,772)          --
     Investment by Parent                                    (366,240)          --             --
                                                          -----------    -----------    -----------
         Net Cash Used in Investing Activities               (383,097)      (571,297)          --

Cash Flows from Financing Activities:
     Proceeds from exchange of shares for assets                 --         (218,750)          --
     Proceeds from sale of shares, net of offering cost       109,359           --             --
     Proceeds from issuance of Notes Payable                   69,930        102,415           --
     Proceeds of Loans from Affiliated Company                   --        1,750,142        309,429
     Repayment of Notes Payable                                  --             --          (30,207)
     Net proceeds (repayment) of Shareholder Loans            425,094       (389,311)       (16,961)
                                                          -----------    -----------    -----------

Net Cash Provided by Financing Activities                     605,193      1,244,496        262,261
                                                          -----------    -----------    -----------

Effect of Exchange on Cash                                     (1,330)         1,579         16,533

Net Increase (decrease) in cash and cash equivalent            44,150        (44,150)        27,081

Cash & Cash Equivalent, Beginning of Period                      --           44,150           --
                                                          -----------    -----------    -----------

Cash & Cash Equivalent, End of Period                     $    44,150    $      --      $    27,081
                                                          ===========    ===========    ===========



                  See accompany notes to financial statements.

                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                   AND THE PERIOD ENDED JUNE, 2001(Unaudited)


1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     ORGANIZATION/REPORTING ENTITIES
     The consolidated financial statements of Panama Industries Limited and Subsidiaries (the "Company") include the following entities:

     PANAMA INDUSTRIES,LTD.
     ----------------------
     Panama Industries was incorporated in March 1998; it was inactive until May 1999. At that time, all operating assets and liabilities of Thermaltec International Corp., the Company's previous parent, were transferred into Panama Industries.

          HIGH VELOCITY TECHNOLOGIES, INC.
          --------------------------------
          High Velocity Technologies, Inc. (HVT), located in West Lebanon, NH, is a wholly owned subsidiary of Panama Industries, acquired on May 19, 2000. HVT manufactures and sells equipment and materials used in the thermal spraying industry.

          AMZ THERMALTEC, S.A.
          --------------------
          AMZ THERMALTEC, S.A. (AMZ) is a wholly owned subsidiary of Panama Industries located in San Jose, Costa Rica. AMZ began operations in June 2000 and provides thermal spray coatings to businesses and individuals throughout Costa Rica.

          THERMALTEC DE COSTA RICA, S.A.
          ------------------------------
          Thermaltec de Costa Rica, S.A. ("TCR") is a wholly owned subsidiary of AMZ Thermaltec, SA located in San Jose, Costa Rica. TCR began operations during fiscal 1995, and provides thermal spray coatings to businesses and individuals throughout Costa Rica.


     PRINCIPLES OF CONSOLIDATION

     The consolidated balance sheet of the Company as of June 30, 2001 and September 30, 2000 reflect the balances of High Velocity Technologies, Inc.
     (HVT); the Results of Operations for the year ended September 30, 2000 include the results of HVT for the approximately four months that the business was a wholly owned subsidiary of the Company.

     All material inter-company transactions have been eliminated in the consolidated financial statements.


     USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.


     REVENUE RECOGNITION

     Revenues from contracts which have terms greater than one month and are fixed-price contracts are recognized on the percentage-of-completion method, measured by the percentage of actual cost incurred to date, to the estimated total cost for each contract. On those contracts which are not fixed-price in nature and which contractually require the billing of actual costs and expenses incurred during the period, revenue is recognized as the actual amount invoiced during the period.

     Estimated costs and revenues are based upon engineering estimates of the work performed to date relative to the total work required under the contract. Changes in contract estimates which result in changes in estimated profit are applied to the cumulative work accomplished on the project. The re-calculated gross profit on the contract is applied to the revenues recorded to date for the entire life of the contract; the gross profit for the year is determined by subtracting from the cumulative gross profit the gross profit reported in a prior year. On those projects where a re-estimate indicates that a loss on the entire project is likely, the full amount of the loss is recorded, in the period when the likelihood of loss is first identified.

                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                  AND THE PERIOD ENDED JUNE 30, 2001(Unaudited)


     CASH AND CASH EQUIVALENTS

     For the purpose of the statement of cash flows, the Company includes cash on deposit, money market funds, amounts held by brokers in cash accounts and funds temporarily held in escrow to be cash equivalents.

     ACCOUNTS RECEIVABLE

     Accounts   receivable  have  been  adjusted  for  all  known  uncollectable contracts; an allowance for doubtful contracts has not been provided, as the amount is not considered material.

     INVENTORIES

     Inventories and prepaid supplies consist of various materials and supplies utilized on construction contracts and are valued at the lower of cost (first-in, first-out) or market.

     PROPERTY, EQUIPMENT AND DEPRECIATION

     Property and equipment is stated at cost. Major expenditures for property and, those that substantially increase useful lives, are capitalized. Maintenance, repairs, and minor renewals are expensed as incurred. When assets are retired or otherwise disposed of, their costs and related accumulated depreciation are removed from the accounts and resulting gains or losses are included in income. Depreciation is provided by both straight-line and accelerated methods over the estimated useful lives of the assets.

     GOODWILL AND INTANGIBLE ASSETS

     The Company recognizes the excess of purchase price over book value for acquired subsidiaries as Goodwill on the consolidated balance sheet. The Company is amortizing goodwill on a straight-line basis over ten years.

     EARNINGS (LOSS) PER SHARE

     The Company has adopted SFAS No. 128, "Earnings per Share", which requires presentation of basic earnings per share ("Basic EPS") and diluted earnings per share ("Diluted EPS") by all publicly traded entities, as well as entities that have made a filing or are in the process of filing with a regulatory agency in preparation for the sale of securities in a public market.

     Basic EPS is computed by dividing income or loss available to common shareholders by the weighted average number of common shares outstanding during the period. The computation of Diluted EPS gives effect to all dilutive potential common shares during the period. The computation of Diluted EPS does not assume conversion, exercise or contingent exercise of securities that would have an antidilutive effect on earnings.

     INCOME TAXES

     The Company has adopted Financial Accounting Standards Board Statement No. 109, " Accounting for Income Taxes". The Company files a consolidated Federal tax return, which includes all of the subsidiaries. Accordingly, Federal Income taxes are provided on the taxable income of the consolidated group. State income taxes are provided on a separate company basis, if and when taxable income, after utilizing available carryforward losses, exceeds certain levels.


     DEFERRED INCOME TAXES

     Deferred tax assets arise principally from net operating losses and capital losses available for carryforward against future years' taxable income.


     FOREIGN EXCHANGE

     Panama Industries treats the U.S. Dollar as the functional currency; the subsidiary companies, AMZ and TCR use the Costa Rican Colon as its functional currency. Accordingly, gains and losses resulting from the translation of accounts designated in other than the functional currency are reflected in the determination of other comprehensive income and have been immaterial.


                     PANAMA INDUSTREIS LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                  AND THE PERIOD ENDED JUNE 30, 2001(Unaudited)


     RECLASSIFICATIONS

     Certain  accounts  in  the  prior-year   financial   statements  have  been
     reclassified  for comparative  purposes to conform with the presentation in the current-year financial statements.


     REPORTING COMPREHENSIVE INCOME

     The Company has adopted Statement of Financial Accounting Standard No. 130,
     "Reporting  Comprehensive  Income" for the year ended  September  30, 1999.
     This   Statement   establishes   standards  for  reporting  and  displaying
     comprehensive  income and its  components in a full set of  general-purpose financial  statements.  This statement requires the classification of items of  comprehensive  income by their nature in a financial  statement and the accumulated balance of other comprehensive  income separately from retained earnings  and  additional  paid-in  capital  in the  equity  section of the balance sheet.


3.   SUPPLEMENTAL CASH FLOW INFORMATION
                                                  For the periods ended:
                                                September 30,        June 30,
                                            1999         2000          2001
                                            ----         ----          ----
     Cash paid for:
              Interest Expense              $18,377      $22,320       $15,767
              Income Taxes                        -            -             -



     During the year ended September 30, 2000, the Company had non-cash investing and financing activities that resulted from the acquisition of a subsidiary whose net liabilities exceeded net assets, summarized as follows:


              Goodwill Acquired                                        $450,772
              Less non - cash transactions:
               Excess of liabilities over assets acquired               132,022
               Note payable to former shareholder                        50,000
                      Stock issued for acquisition of subsidiary        218,750
                                                                       --------
              Payment to acquire Subsidiary                            $ 50,000
                                                                       ========


     During the year ended September 30, 2000, the Company had a non-cash investing and financing activity of $30,000 when it financed the purchase of machinery.

4.   INVENTORIES

                                                                 For the period ended:
                                                              September 30,       June 30,
                                                           1999          2000      2001
                                                           ----          ----      ----
     Inventories consist of the following:
           Raw Materials                                  $ 19,780      $124,754  $113,106
           Machinery Held for Resale                             0        15,197    24,212
                                                          --------      --------  --------
           Total Inventories                              $ 19,780      $139,951  $137,318
                                                          ========      ========  ========


4.   PROPERTY AND EQUIPMENT
                                                                 For the period ended:
                                        Estimated useful      September 30,       June 30,
                                          Life - years     1999          2000      2001
                                                           ----          ----      ----
     Machinery, equipment and furniture      5-10         $185,879      $399,715  $372,394
     Leasehold improvements                 5-31.5          40,120        40,120    40,120
                                                          --------      --------  --------
                                                           225,999       439,835   412,514
     Accumulated depreciation and Amortization              81,749       202,414   226,782
                                                          --------      --------  --------
     Net property and equipment                           $144,250      $237,421  $185,732
                                                          ========      ========  ========



                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                  AND THE PERIOD ENDED JUNE 30, 2001(Unaudited)




     Depreciation for the years ended September 30, 2000 and 1999 was $ 27,354, and, $15,823, respectively. Depreciation for the period ended June 30, 2001 was $36,981.

5.   GOODWILL

     On May 19, 2000, the Company acquired all of the outstanding  stock of High
     Velocity Technologies, Inc. The purchase price exceeded the net book value of HVT on the date of acquisition by $ 450,772. The Goodwill is being amortized over a ten-year period.

6.   NOTES PAYABLE - OTHER

     This balance represents two demand notes to unrelated parties and a term note to a former customer of HVT, which is presently in default. The
     Company upon the acquisition of HVT assumed these obligations.


7.   LONG TERM DEBT

                                                                                 For the period ended:
                                                                             September 30,          JUNE 30,
                                                                           1999        2000          2001
                                                                           ----        ----          ----
     Note payable-bank, due in monthly installments of $687
     Plus interest at prime plus 3%, expiring September 2002.
     This note is secured by substantially all of the Company's assets.   $ 24,749    $ 16,499      $ 10,312

     Note payable, HVT, with terms expiring through September 2005.
     The loans provide for monthly payments of principal and interest.           0      51,274        39,975

     Various equipment notes with terms expiring December 1999
     Through September 2003. The loans provide for monthly payment
     of principal and interest.  Interest rates range from 15% - 18%.       45,181      48,927        36,206
                                                                          --------    --------      --------
                                                                            69,930     116,700        86,493

                  Less current maturities                                   25,639      34,847        38,190
                                                                          --------    --------      --------

                  Long term debt                                          $ 44,291    $ 81,853      $ 48,303
                                                                          ========    ========      ========


     As of September 30, 2001, annual maturities of long-term debt outstanding are as follows:

                    September 30,
                       2001                    $    4,640
                       2002                        37,333
                       2003                        25,704
                       2004                         9,591
                       2005 and thereafter          9,225
                                               ----------
                            Total              $   86,493
                                               ==========


8.   DUE TO OFFICER/SHAREHOLDER

     Due to officer represents a demand note payable to the President of High Velocity Technologies. This loan has no maturity and bears no interest.

     Due  to  Shareholder   represents  the  net  amount  due  to  the  majority
     shareholder of the Company as of June 30, 2001. This loan has no maturity and bears no interest.


                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                    THE PERIOD ENDED JUNE 30, 2001(Unaudited)



9.   SALES TO MAJOR CUSTOMERS

     For the year ending September 30, 2000, one customer accounted for 16% of the Company's sales and 25% of the Company's accounts receivable. For the year ending September 30, 1999, one customer accounted for 39% of the Company's sales and 63% of accounts receivable. For the six months ended
     JUNE 30, 2001, the Company had no one customer who accounted for 10% of sales; one customer accounted for 16% of receivables.

12.  COMMITMENTS AND CONTINGENCIES

     LEASES
     TCR is currently obliged under a lease through January 2003 for its office space and shop space in Costa Rica. The lease calls for an annual rent of $
     24,276, due in monthly payments.

     HVT is currently operating on a month to month lease for its office space and shop space in West Lebanon, NH. The monthly rental payments are $3,700.

     Total rental expense under cancellable and noncancellable operating leases was $ 52,276 and $30,196, for the years ended September 30, 2000 and 1999, respectively; total rental expense for the nine months ended June 30, 2001 was $51,582.

     Future minimum lease obligations under non-cancelable leases are as follows:

         For the year ending:
         September 30,2001                              $  6,069
         September 30,2002                                24,276
         September 30,2003                                 8,092
                                                        --------
                  Total                                 $ 38,437
                                                        ========

     EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with the President of High Velocity Technologies for a minimum term of five years. The agreement also employs him as the President of Panama Industries, at an initial base annual salary of $ 80,000 plus performance incentives.

     Future minimum payments under this employment agreement are as follows:
         For the year ending:
         September 30, 2001                             $ 80,000
         September 30, 2002                               80,000
         September 30, 2003                               80,000
         September 30, 2004                               80,000
         September 30, 2005                               53,360
                                                        --------
                                    Totals              $373,360
                                                        ========


13.  COMMON STOCK
                                                                              For the period ended:
                                                                         September 30,         June 30,
                                                                      1999         2000          2001
                                                                      ----         ----          ----
     Common stock is as follows:
     Common stock, $.0001 par value, 5,000,000 shares authorized.
     Shares issued and outstanding                                  2,608,118    2,608,118     1,723,413
     Par Value                                                     $      261         $261    $      172


     During the year ended September 30, 1999, the Company issued 2,608,118 shares of common stock to Thermaltec International Corp. its parent, in anticipation of a spinoff from its parent company.

     During the year ended September 30, 1999, the parent company issued 30,000 shares of common stock in lieu of cash repayment of a shareholder loan.


                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                  AND THE PERIOD ENDED JUNE 30, 2001(Unaudited)


     During the year ended September 30, 2000, the parent company issued 373,000 shares of common stock in lieu of cash repayment of shareholder loans.

     During the year ended September 30, 2000, the parent company issued 250,000 shares as partial payment for the purchase of High Velocity Technology, Inc.

     During the year ended September 30, 2000, the parent company issued shares for services as follows:

                                             Shares            $ Amount
                  Marketing                  53,209            $ 81,926
                  Administrative            135,625             287,073
                                            -------            --------
                     Totals                 188,832            $368,999
                                            =======            ========

     During the nine  months  ended June 30,  2001,  the parent  company  issued
     184,000 shares of stock in repayment of shareholder loans outstanding.

     During the nine months ended June 30, 2001, the Company adjusted the issuance of 2,608,118 shares posted in anticipation of a spinoff during the year ended September 30, 1999 that did not materialize.

     During the nine months ended June 30, 2001,  the Company  issued  1,723,413 shares as a stock  dividend in connection  with the Company's  spinoff from
     TTI  Holdings  of  America,   its  parent  Company   (formerly   Thermaltec
     International).  The  Parent  Company  announced  it had  learned  that the closing transactions  regarding eleven acquisitions were deemed to have not been  completed.  Shares of the Parent Company issued for the  acquisitions
     and  those  shares  of  Panama  Industries   distributed  to  the  Parent's
     shareholders  of record in connection  with these  incomplete  acquisitions will be placed in escrow.

12.  INCOME TAXES

     No provision for income taxes was recorded during the years ended September
     30, 2000 and 1999, due to net losses being incurred. At September 30, 2000, the Company had net operating loss carryforwards for tax purposes of approximately $ 2,838,000, which would expire in 2015.

     The Company's effective tax rate in 1999 and 2000 differs from the federal statutory rate as a result of a full valuation allowance being provided against gross deferred tax assets.

     Deferred tax assets consist of the following components at:           September 30:
                                                                        1999         2000
                                                                        ----         ----
     Net operating loss carryforwards                                $  760,900   $1,192,200
     Less: valuation allowance                                          760,900    1,192,200
                                                                     ----------   ----------
         Total Deferred                                              $        -   $        -
                                                                     ==========   ==========


     At September 30, 2000 and 1999, the Company provided a full valuation allowance against the gross deferred tax asset since, in management's judgment, it is more likely than not, such benefits will not be realized.


13.  GEOGRAPHIC INFORMATION

     The Company's revenues from external customers is derived from the following geographic markets:

                                                      For the period ended:
                                                   September 30,      June 30,
                                                 1999      2000        2001
                                                 ----      ----        ----
        United States (excluding Puerto Rico)   $217,778  $193,942    $342,269
        Costa Rica                               191,209   106,916     104,915
                                                --------  --------    --------
        Totals                                  $408,987  $300,859    $447,184
                                                ========  ========    ========

                     PANAMA INDUSTRIES LTD. AND SUBSIDIARIES
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                 FOR THE YEARS ENDED SEPTEMBER 30, 2000 AND 1999
                 AND THE PERIOD ENDED JUNE 30, 2001 (Unaudited)


14.  GOING CONCERN

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $375,543 for the period ended June 30, 2001 and has incurred substantial net losses for each of the past two years. At June, 2001 current liabilities exceed current assets by $2,281,600. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.


15.  SUBSEQUENT EVENTS/MERGERS AND ACQUISITIONS

     On July 2, 2001, TTI Holdings of America, Inc. , formerly known as as Thermaltec International Corp., distributed 100% of the ownership of The Company to TTIH shareholders as of the date of record of June 22, 2001.

     On July 25, 2001, TTI Holdings of America, Inc., transferred 100% ownership of AMZ Thermaltec, S.A. and its wholly owned subsidiary, Thermaltec de Costa Rica, S.A., to Panama industries.

     On August 27, 2001, TTI Holdings of America, Inc. requested that its transfer agent, Manhattan Transfer Registrar, cancel the shares of TTIH and Panama Industries that were issued in connection with the eleven CORF acquisitions deemed to be incomplete.

MANAGEMENT'S DISCUSSION & ANALYSIS OF OPERATIONS
Panama Industries, Limited

Results of Operations

Nine Months Ended June 30, 2001 vs. June 30, 2000
For the nine months ended June 30, 2001, Panama Industries had $ 447 thousand of consolidated sales, an increase of 116% from the prior year's comparative period, as increases in thermal spray revenues in Costa Rica and the United States were enhanced by the inclusion of $ 207 thousand of revenues High Velocity Technologies, acquired in May, 2000. Gross margins were 45 %, compared to 1% in the prior year, reflecting the inclusion of higher-margin High Velocity Technologies revenues for the period, as well as substantial improvements in the profitability of the Company's Costa Rican subsidiary. Selling, general and administrative expenses were $ 561 thousand, $ 161 thousand less than in the prior period, when the Company invested $ 277 thousand in personnel and structural improvements at Thermaltec de Costa Rica.

The Year Ending September 30, 2000 vs. September 30, 1999
For the year ended September 30, 2000, Panama Industries had $ 301 thousand of consolidated sales, a decrease of 18% from the prior year, the Company's first year of operation, as declines in corrosion protection thermal spray revenues in the United States more than offset the inclusion of $141 thousand of revenues of High Velocity Technologies, which was acquired in May 2000.Gross margins were 5%, compared to 23% in the prior year, primarily due to $ 50 thousand of cost overruns and rework in Costa Rica. Selling, general and administrative expenses were $ 1.0 million during the year, compared to $ 283 thousand in the previous year. The increase reflected $ 410 thousand in shares for services and $ 277 thousand for the cost of training and expansion for its Costa Rican subsidiary.

Liquidity and Financial Resources

The Company has not yet achieved profitability since its inception in 1999. As a result, it has limited the amount of the debt it has raised to cover only the acquisition of assets with reliably predictable benefits, such as production machinery. The Company is of the opinion that the financing necessary to fund market development is more appropriately obtained through the sale of equity. Debt outstanding as of June 30, 2001 consists primarily of $ 94 thousand of notes payable and $ 48 thousand in equipment financing. Additional liquidity has been provided by shareholder loans as of March 31, 2000 of $ 20 thousand.

The financial statements of the Company have been prepared assuming that the Company will continue as a going concern. As shown in the financial statements, the Company incurred a net loss of $ 376 thousand for the nine months ended June 30, 2001 and has incurred substantial net losses for the previous years. At June 30, 2001 current liabilities exceed current assets by $ 2.3 million. These factors raise substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue in existence.

The Company's payment terms for its receivables are thirty calendar days after invoicing. At June 30, 2001, there were $ 35 thousand due from NYSERDA, representing retainage under the terms of the original contracts for Phase I and for Phase II. Upon completion of the project, the remaining balance is expected to be paid by NYSERDA.

Inflation
The amounts presented in the financial statements do not provide for the effect of inflation on the Company's operations or its financial position. Amounts shown for machinery, equipment and leasehold improvements and for costs and expenses reflect historical cost and do not necessarily represent replacement cost. The net operating losses shown would be greater than reported if the effects of inflation were reflected either by charging operations with amounts that represent replacement costs or by using other inflation adjustments.

Forward-looking Information
Certain statements in this document are forward-looking in nature and relate to trends and events that may affect the Company's future financial position and operating results. The words "expect" "anticipate" and similar words or expressions are to identify forward-looking statements. These statements speak only as of the date of the document; those statements are based on current expectations, are inherently uncertain and should be viewed with caution. Actual results may differ materially from the forward-looking statements as a result of many factors, including changes in economic conditions and other unanticipated events and conditions. It is not possible to foresee or to identify all such factors. The Company makes no commitment to update any forward-looking statement or to disclose any facts, events or circumstances after the date of this document that may affect the accuracy of any forward-looking statement.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 24. Indemnification of Directors, Officers, Employees and Agents.

The Registrant's certificate of incorporation limits the liability of the Registrant's directors to the maximum extent permitted by Delaware law. Delaware law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or
(4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The Delaware General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee or agent of the corporation. The Delaware General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

The Registrant's certificate of incorporation and bylaws provide that the Registrant is required to indemnify its directors and officers to the maximum extent permitted by law. The Registrant's bylaws also require the Registrant to advance expenses incurred by an officer or director in connection with the defense of any action or proceeding arising out of that party's status or service as a director or officer of the Registrant or as a director, officer, employee benefit plan or other enterprise, if serving as such at the
Registrant's request. The Registrant's bylaws also permit the Registrant to secure insurance on behalf of any director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by Florida law, those directors and officers against liabilities that may arise by reason of their status or service as directors or officers except liabilities arising from willful misconduct of a culpable nature, (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and (3) to obtain directors' and officers' liability insurance if maintained for other directors or officers.

Item 25. Other Expenses of Issuance and Distribution.

         The following table sets forth the expenses in connection with the issuance and distribution of the securities being registered hereby. All such expenses will be borne by the registrant; none shall be borne by any selling stockholders.

Securities and Exchange
   Commission registration fee              $    718.08
Legal fees and expenses (1)                 $  5,000.00
Accounting fees and expenses                $  5,000.00
Miscellaneous (1)                           $  1,500.00
Total                                       $ 12,218.08

-------------------------------

(1) Estimated.


Item 26. Recent Sales of Unregistered Securities.

None.


Item 27. Exhibits and Financial Statement Schedules.

(a)      Exhibits:
     The following exhibits are filed as part of this registration statement:

         Exhibit           Description
         -------            -----------
         3.1 (1)           Articles of Incorporation of Panama Industries, Ltd.
         3.2 (1)           By-laws of Panama Industries, Ltd.
         5.1 (1)           Opinion of Michael S. Krome, P.C.
         10.1 (1)          Awareness Services Engagement Letter
         10.2 (1)          Engagement Agreement Between Merchant Capital Corp. &
                           Panama Industries, Ltd.
         10.3 (1)          Agreement  between Crossover Advisors, LLC and Panama
                           Industries , Ltd.
         10.4 (1)          Agreement between Comprehensive Resource  Management,
                           Inc., and Panama Industries, Ltd.
         23.1 (1)          Consent  of  Capraro, Centofranchi, Kramer & Co, P.C,
                           Independent Auditor
         23.2 (1)          Consent  of  Michael  S.  Krome,  P.C.  (included  in
                           Exhibit 5.1)

-----------------

(1)      Filed herewith

Item 28. Undertakings.

(A)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

                  (i) Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in the registration statement; and

                  (iii) Include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(B)      Undertaking Required by Regulation S-B, Item 512(e).

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel that the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hicksville, State of New York, on the 8th day of October, 2001.

                                            Panama Industries, Ltd.

                                            By: /s/ Andrew B. Mazzone
                                            -------------------------------
                                            Sole Officer and Sole Director

                  POWER OF ATTORNEY

The undersigned directors and officers of Panama Industries, Ltd. hereby constitute and appoint Andrew B. Mazzone and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this registration statement under the Securities Act of 1933 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission and hereby ratify and confirm each and every act and thing that such attorneys-in-fact, or any them, or their substitutes, shall lawfully do or cause to be done by virtue thereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                  Title                              Date
---------                  -----                              ----

/s/ Andrew B. Mazzone      Sole Officer and Sole Director     October 10, 2001
---------------------
Andrew B. Mazzone







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